UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
1114 Avenue of the Americas
New York, New York 10036

April 27, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 25, 2006. The meeting will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York.

The business to be considered is described in the attached notice of the meeting and Proxy Statement. In addition to these matters, we will present a report on the state of our company.

We hope you will be able to attend.

Sincerely,
Michael I. Roth
Chairman of the Board
and Chief Executive Officer

THE INTERPUBLIC GROUP OF COMPANIES, INC.
1114 Avenue of the Americas
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2006

The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (“Interpublic”) will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 25, 2006, at 9:30 A.M., Eastern Time, for the following purposes:

1.                To elect eight directors;

2.                To consider and act upon a proposal to adopt the 2006 Performance Incentive Plan of Interpublic;

3.                To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Interpublic for the year 2006;

4.                To consider and vote upon the stockholder proposal entitled “Separate the Roles of CEO and Chairman”;

5.                To consider and vote upon the stockholder proposal entitled “Recoup Unearned Management Bonuses”; and

6.                To transact such other business as may properly come before the meeting and any adjournment thereof.

The close of business on April 3, 2006 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

By Order of the Board of Directors,
Nicholas J. Camera
Secretary
Dated: April 27, 2006

Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

GENERAL

Introduction

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”) of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 A.M., Eastern Time, on Thursday, May 25, 2006.

The address of Interpublic’s principal executive office is 1114 Avenue of the Americas, New York, NY 10036. This Proxy Statement and the enclosed form of proxy, together with Interpublic’s Annual Report to Stockholders, are first being sent to stockholders on or about April 27, 2006.

Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at The Interpublic Group of Companies Inc., 1114 Avenue of the Americas, New York, NY 10036, by delivering a later dated proxy, or by voting in person at the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 5. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed matter or matters as follows:

•       FOR the Board’s nominees for election as directors;

•       FOR the adoption of the 2006 Performance Incentive Plan of Interpublic;

•       FOR the confirmation of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent registered public accounting firm for 2006;

•       AGAINST the stockholder resolution requiring the separation of the roles of chief executive officer and chairman; and

•       AGAINST the stockholder resolution to require the recoupment of management bonuses in the event of a restatement.

A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

Outstanding Shares

The record date for the Annual Meeting is April 3, 2006. The outstanding capital stock of Interpublic at the close of business on April 3, 2006 consisted of 435,718,058 shares of Common Stock , 7,475,000 shares of 5 3/8% Series A Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”) and 525,000 shares of 5.25% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”). Holders of Interpublic’s Common Stock are the only security holders entitled to vote at this meeting of stockholders. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of Interpublic’s Common Stock as of December 31, 2005 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class
AMVESCAP PLC	21,839,642	(2)	5.07%
11 Devonshire Square
London EC2M 4YR
England
Ariel Capital Management, LLC	41,281,782	(3)	9.59%
200 E. Randolph Drive
Suite 2900
Chicago, IL 60601
AXA Financial, Inc.	50,602,052	(4)	11.8%
1290 Avenue of the Americas
New York, NY
CAM North America, LLC.	27,958,663	(5)	6.49%
Salomon Brothers Asset Management Inc.
Smith Barney Fund Management LLC
Timco Asset Management Inc.
399 Park Avenue
New York, NY 10022
Dodge & Cox	30,881,632	(6)	7.2%
555 California Street, 40th Floor
San Francisco, CA 94104
Franklin Resources, Inc.	50,849,063	(7)	11.8%
90 Hudson Street
Jersey City, NJ 07302
Lord Abbett & Co. LLC	31,646,474	(8)	7.35%
90 Hudson Street
Jersey City, NJ 07302

(1)          The rules of the Securities Exchange Commission (“SEC”) deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days, for example through the conversion of notes or preferred stock.

(2)          This disclosure is based on information supplied by AMVESCAP PLC and a number of its subsidiaries in an Amendment No. 1 to a Schedule 13G filed with the SEC on February 13, 2006, in which AMVESCAP PLC and such subsidiaries report that collectively they have sole voting power with respect to 21,839,642 shares of Common Stock and sole dispositive power with respect to 21,839,642 shares of Common Stock.

(3)          This disclosure is based on information supplied by Ariel Capital Management, LLC (“Ariel”) in a  Schedule 13G filed with the SEC on February 13, 2006, in which Ariel reported that it is an investment adviser that has sole voting power with respect to 36,920,177 shares of Common Stock and sole dispositive power with respect to 40,876,447 shares of Common Stock.

(4)          This disclosure is based on information supplied by AXA Financial, Inc. in an Amendment No. 2 to a Schedule 13G filed with the SEC on February 14, 2006, in which AXA Financial, Inc reports that its subsidiaries, Alliance Capital Management L.P. and AXA Equitable Life Insurance Company, collectively have sole voting power with respect to 27,365,985 and shared voting power with respect to 6,118,285 shares of Common Stock and sole dispositive power with respect to 50,550,814 and shared dispositive power with respect to 51,238 shares of Common Stock.

(5)          This disclosure is based on information supplied by CAM North America, LLC, Salomon Brothers Asset Management Inc., Smith Barney Fund Management LLC and Timco Asset Management Inc. (the “Investment Group”) in a Schedule 13G filed with the SEC on February 14, 2006, in which the members of the Investment Group report that collectively they have shared voting power with respect to 23,998,307 shares of Common Stock and shared dispositive power with respect to  27,958,663 shares of Common Stock.

(6)          This disclosure is based on information supplied by Dodge & Cox (“Dodge”) in a Schedule 13G filed with the SEC on February 3, 2006, in which Dodge reported that it is an investment adviser that has sole voting power with respect to 29,347,632 and shared voting power with respect to 303,400 shares of Common Stock and sole dispositive power with respect to 30,881,632 shares of Common Stock.

(7)          This disclosure is based on information supplied by Franklin Resources, Inc. (“Franklin”) in an Amendment No. 1 to a Schedule 13G filed with the SEC on February 14, 2006, in which Franklin reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 48,033,274 shares of Common Stock and sole dispositive power with respect to 50,658,063 and shared dispositive power with respect to 90,000 shares of Common Stock.

(8)          This disclosure is based on information supplied by Lord, Abbett & Co. LLC (“Lord Abbett”) in a  Schedule 13G filed with the SEC on February 14, 2006, in which Lord Abbett reported that it is an investment adviser that has sole voting power with respect to 31,646,474 shares of Common Stock and sole dispositive power with respect to 31,646,474 shares of Common Stock.

The following table sets forth information concerning the direct and indirect beneficial ownership of Interpublic’s Common Stock as of April 3, 2006 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner(1)	Common Stock Ownership(2)(3)(4)(5)	Options Exercisable Within 60 Days	Total
David A. Bell	642,863	788,761	1,431,624
Frank J. Borelli	20,100	14,436	34,536
Reginald K. Brack	28,100	12,510	40,610
Jill M. Considine	18,600	12,510	31,110
John J. Dooner, Jr.	877,544	1,223,051	2,100,595
Stephen A. Gatfield	27,479	30,000	57,479
Richard A. Goldstein	15,831	4,000	19,831
H. John Greeniaus	47,620	2,000	49,620
Frank Mergenthaler	50,443	0	50,443
Michael I. Roth	625,990	2,000	627,990
J. Phillip Samper	28,120	14,436	42,556
Timothy A. Sompolski	48,339	63,745	112,084
David M. Thomas	4,800	0	4,800
All directors and executive officers as a group	2,637,287	2,692,439	5,329,726

(1)          On January 19, 2005, Michael Roth succeeded David Bell as Chief Executive Officer. Mr. Roth had been executive Chairman at Interpublic since July 2004.

(2)          The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under any of the 2004 Performance Incentive Plan, the 2002 Performance Incentive Plan, the 1997 Performance Incentive Plan, the Interpublic Outside Directors’ Stock Incentive Plan and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(3)          No individual identified in the table has, nor do directors and executive officers as a group, beneficial ownership of more than 1% of the outstanding shares of Common Stock.

(4)          Includes for Mr. Bell 8,047 shares owned by a family trust and for Mr. Goldstein 800 shares owned by his spouse.

(5)          No executive officer or director of Interpublic is a beneficial owner of any shares of the Series A Preferred Stock or the Series B Preferred Stock.

Voting

Each director shall be elected by a majority of the votes cast “for” his or her election.

In March 2006, Interpublic’s Bylaws were amended to provide that each director shall be elected by a majority of the votes cast “for” his or her election, except that in a contested election where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. Accordingly, at the 2006 Annual Meeting, a nominee will be elected as a director only if a majority of the votes present and entitled to vote are cast “for” his or her election. In accordance with Interpublic’s Bylaws, any incumbent nominee who fails to receive a majority of votes cast “for” his or her election is required to resign from the Board no later than 120 days after the date of the certification of the election results.

Approval of Items 2 through 6 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Interpublic’s transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted as shares present for the purpose of determining whether there is a quorum present for the conduct of business at the Annual Meeting. For Items 2 through 6, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter, and shares, if any, that are the subject of a broker non-vote with respect to a particular matter are not included as shares entitled to vote on that matter.

Stockholder Proposals To Be Presented At 2007 Annual Meeting

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 15, 2007, must be received by Interpublic by December 29, 2006, and must comply with applicable SEC regulations, in order to be considered for inclusion in Interpublic’s Proxy Statement and form of proxy relating to that meeting. If notice of a proposal intended to be presented at the Annual Meeting is not received by Interpublic before March 16, 2007, the persons named as proxies in Interpublic’s 2007 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

1. ELECTION OF DIRECTORS

The Board of Directors, on the recommendation of the Corporate Governance Committee, has nominated the individuals listed below as its candidates for election as directors at the Annual Meeting. Persons elected as directors at the Annual Meeting will hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the nominees is provided below. All of the nominees are currently serving as directors of Interpublic. The Board of Directors believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of the nominees is unable to serve, all proxies will be voted for the remainder of the nominees and, unless the size of the Board of Directors is reduced, for a replacement nominee designated by the Board of Directors having due regard for any recommendation of the Corporate Governance Committee.

The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of March 30, 2006, and has been furnished or confirmed to Interpublic by the respective nominees. The information provided also identifies the committees of the Board of Directors on which each director serves.

FRANK J. BORELLI   has been a Senior Adviser to Stone Point Capital, a former wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”) since his retirement on January 2, 2001. Prior to that time he was Senior Vice President of Marsh & McLennan from January through December 2000 and was Senior Vice President and Chief Financial Officer from 1984 through 1999. He is a director of Express Scripts, Inc. and Genworth Financial, Inc. and was a director of Marsh & McLennan until September 30, 2000. Mr. Borelli is past Chairman and director of the Financial Executives International and is also a member of the Board of Trustees of the National Multiple Sclerosis Society, a Trustee of St. Thomas Aquinas College and Chairman of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 70.

Presiding Director. Member of the Executive Committee.

REGINALD K. BRACK   is the Former Chairman and Chief Executive Officer of Time, Inc. From September 1994 to June 1997, Mr. Brack was Chairman of Time, Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack is also a director of Quebecor World, Inc. Mr. Brack is a member of the Advertising Hall of Fame. Mr. Brack has been a director of Interpublic since 1996. Age 68.

Chairman of the Compensation Committee. Member of the Executive and Corporate Governance Committees.

JILL M. CONSIDINE   has been Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since 1999. The Depository Trust & Clearing Corporation is a holding company that is the parent of various securities clearing corporations and The Depository Trust Company which is a large securities depository limited purpose trust company and clearing corporation. She was President of the New York Clearing House Association from 1993 to 1998. Ms. Considine served as Managing Director, Chief Administrative Officer and a member of the Board of Directors of American Express Bank, Ltd. from 1991 to 1993. She is a trustee of Atlantic Mutual Insurance Companies. She also is a director of Ambac Financial Group, Inc. Ms. Considine has been a director of Interpublic since February 1997. Age 61.

Chairman of the Corporate Governance Committee. Member of the Finance Committees.

RICHARD A. GOLDSTEIN   became Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. in June 2000. He served as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000. Prior to that time, Mr. Goldstein served as Chairman and Chief Executive Officer of Unilever Canada Limited from 1984 to 1989. He also is a director of Fiduciary Trust Company International and Continuum Health Partners. Mr. Goldstein has been a director of Interpublic since 2001. Age 64.

Chairman of the Finance and Audit Committees. Member of the Corporate Governance Committee.

H. JOHN GREENIAUS   has been President of G-Force, Inc. since 1998. He was Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 through 1997. Mr. Greeniaus has been a director of Interpublic since December 2001. He is a director of Primedia Inc. Age 61.

Member of the Audit, Compensation and Finance Committees.

MICHAEL I. ROTH   became Chairman of the Board and Chief Executive Officer of Interpublic, effective January 19, 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 13, 2004 to January 2005. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004. Mr. Roth has been a director of Interpublic since February 2002. He is also a director of Pitney Bowes Inc. and Gaylord Entertainment Company. Age 60.

Chairman of the Executive Committee.

J. PHILLIP SAMPER   has been Founding Partner of Gabriel Venture Partners L.L.C. since December 1998 and was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to October 1998. Prior to that time, Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990. Age 71.

Member of the Audit, Compensation and Corporate Governance Committees.

DAVID M. THOMAS   has been the Executive Chairman of IMS Health Inc. (“IMS”) since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas is a director of Fortune Brands Inc. Mr. Thomas has been a director of Interpublic since October 2004. Age 57.

Member of the Audit and Corporate Governance Committees.

CORPORATE GOVERNANCE PRACTICES AND BOARD MATTERS

Corporate Governance Guidelines

Interpublic has a strong commitment to sustaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Board Structure, Committees and Independence

Interpublic has eight directors, one of whom is an employee of Interpublic (the employee director is referred to in this Proxy Statement as the “Management Director”) and seven of whom are not employees of Interpublic or its subsidiaries (those non-employee directors are referred to hereinafter in this Proxy Statement as the “Non-Management Directors” or “Outside Directors”). The standing committees of the Board consist of the Executive Committee, the Finance Committee, the Compensation Committee, the Corporate Governance Committee and the Audit Committee. The activities of the Compensation Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing Committee of the Board is provided in this Proxy Statement under the heading “Principal Committees of the Board of Directors.” All of the members of the Compensation Committee, the Corporate Governance Committee and the Audit Committee are Non-Management Directors. Of the seven Non-Management Directors, the Board has determined that Ms. Considine and Messrs. Brack, Goldstein, Greeniaus, Samper and Thomas are each independent under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the applicable rules of the SEC and the New York Stock Exchange (“NYSE”) listing standards (the “NYSE Listing Standards”). Under the NYSE Listing Standards, Mr. Borelli, Interpublic’s Presiding Director as described below, is not deemed to be independent because his son is a principal of Deloitte & Touche, to which Interpublic has outsourced its internal audit function. Mr. Borelli’s son is not a certified public accountant and is not engaged in providing services to Interpublic.

Presiding Director

Interpublic created the position of Presiding Director of the Board in November 2002. The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director convenes and chairs meetings of the Non-Management Directors, coordinates and develops the agenda for, and chairs executive sessions of, the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors regarding business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board together with the informational needs associated with those agendas and presentations. Mr. Borelli currently serves as the Presiding Director. The Non-Management Directors have elected Mr. Goldstein to serve as Presiding Director for a term of one year beginning May 25, 2006.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors that is not independent, then at least once annually, the Non-Management Directors should hold an executive session that includes only independent directors. The Board holds executive sessions of its independent directors on at least a quarterly basis. Ms. Considine generally serves as the Chairperson of the executive sessions of the independent directors.

Communications with the Board of Directors and Non-Management Directors

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management Directors, as applicable

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the Chairperson of the Audit Committee. Other communications will be referred to the Presiding Director or the appropriate committee chairperson.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described in this Proxy Statement under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including the retention of search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking. No search firms or other advisers were retained in the past fiscal year to identify director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•       their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the strategic challenges facing Interpublic and its industry as a whole;

•       their integrity and independence of judgment;

•       their ability and willingness to devote sufficient time to Board duties;

•       their qualifications for membership on one or more of the committees of the Board;

•       their potential contribution to the diversity and culture of the Board;

•       their educational background;

•       their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•       the needs of the Board and Interpublic; and

•       the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. The Corporate Governance Committee has extended the mandatory retirement age of a director from 70 to 74 years old in order to encourage continuity of Board membership at a time when Interpublic and its subsidiaries are engaged in an ambitious turnaround effort. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by each of the members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors whose terms are nearing expiration, and who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2007. A recommendation should include the candidate’s name, biographical data and a description of his or her qualifications in light of the above criteria. If Interpublic receives in a timely manner, in accordance with the SEC requirements, any recommendation of a director candidate from a shareholder, or group of shareholders, that beneficially owns more than 5% of Interpublic’s Common Stock for at least one year as of the date of recommendation, as determined under SEC rules, Interpublic will disclose in its proxy statement the names of the recommending shareholder(s) and the candidate if the shareholder (or each member of the group) and the candidate consent in writing to that disclosure.

Principal Committees of The Board of Directors

Executive Committee—The   Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the By-Laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. Due to the frequency in number of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2005.

Finance Committee—The   Finance Committee is authorized to review the financial affairs of Interpublic and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by Interpublic of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held one meeting in 2005.

Compensation Committee—The   Compensation Committee is responsible for the adoption and periodic review of a remuneration strategy for Interpublic and its subsidiaries, which ensures that executive compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to stockholders. The Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under Interpublic’s 2004 Performance Incentive Plan, (4) insurance paid for by Interpublic or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements, (6) Special Deferred Benefit Agreements, (7) Interpublic’s Senior Executive Retirement Income Plan (“SERIP”), and (8) Interpublic’s

Capital Accumulation Plan. The Compensation Committee also administers the 2004 Performance Incentive Plan (and its predecessors, the 2002 Performance Incentive Plan, the 1997 Performance Incentive Plan, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (2006). The Committee approves any newly adopted or major changes made to these plans and makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. In addition, the Committee is authorized, if appropriate, to hire experts or other independent advisers or legal counsel to assist the Committee in the discharge of its duties. The Compensation Committee held six meetings in 2005.

Corporate Governance Committee—The   Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, and the review, the continual assessment and the recommendation to the Board of the best practices in corporate governance matters generally. The Corporate Governance Committee held five meetings in 2005.

The Audit Committee—The   Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic’s independent auditors and the review of their compensation, subject to approval of the Board of Directors. Specific activities of the Committee are described in the Audit Committee Report below. Each Non-Management Director that is a member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and under the applicable reules of the SEC and NYSE. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee held nineteen meetings in 2005.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process. The Committee operates pursuant to a Charter approved by the Board.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles, management’s assessment as to whether Interpublic maintained effective internal control over financial reportinging and on the effectiveness of internal control over financial reporting. With respect to the year ended December 31, 2005, the Audit Committee has:

•       Reviewed and discussed the audited consolidated financial statements with management;

•       Reviewed and discussed with PricewaterhouseCoopers LLP the scope, staffing and general extent of the audit;

•       Reviewed with management and PricewaterhouseCoopers LLP the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•       Evaluated PricewaterhouseCoopers LLP’s performance, qualifications and quality control procedures;

•       Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers LLP;

•       Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers LLP who participate in any capacity in Interpublic’s audit;

•       Overseen compliance with Interpublic’s Code of Ethics and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•       Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers LLP, Interpublic’s significant internal accounting and financial reporting controls and any significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

•       Overseen, with the assistance of outside counsel and a forensic accounting firm retained by the Audit Committee, the comprehensive review by management, Interpublic’s internal auditors and PricewaterhouseCoopers LLP, of Interpublic’s previously reported financial results and the resulting restatement of Interpublic’s previously issued financial results;

•       Overseen, with the assistance of outside counsel and a forensic accounting firm retained by the Audit Committee, the internal investigations conducted by management and Interpublic’s internal auditors of potential employee misconduct and the Remediation Plan developed by management with respect thereto;

•       Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers LLP, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•       Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 90 (Codification of Statements on Auditing Standards AU Section 380), as may be modified or supplemented; and

•       Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers LLP matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers LLP of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2005.

Richard A. Goldstein, Chairman
H. John Greeniaus
J. Phillip Samper
David M. Thomas

Attendance at Board of Directors and Committee Meetings

The Board of Directors has articulated in its Corporate Governance Guidelines its policy with respect to attendance of each director at Board meetings. Specifically, the Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all meetings of the Board, absent special circumstances. The Board of Directors of Interpublic held 13 meetings in 2005 and committees of the Board held a total of 32 meetings. During 2005, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders. However, each current director attended the 2005 Annual Meeting.

Non-Management Directors’ Compensation

Each Non-Management Director receives as cash compensation for services rendered, an annual retainer of $40,000, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,500 for each meeting of the Board attended and a fee of $1,500 for each committee meeting attended. The Chairperson of the Compensation Committee, the Chairperson of the Finance Committee and the Chairperson of the Corporate Governance Committee each receives an additional retainer of $7,500 per year and the Chairperson of the Audit Committee receives an additional retainer of $10,000 per year.

As Presiding Director of the Board for one-year term ending May 25, 2006, Mr. Borelli received an annual retainer of $50,000. Mr Goldstein shall receive an annual retainer of $50,000, for serving as Presiding Director commencing on May 25, 2006.

Each Non-Management Director also receives, as consideration for services rendered as a member of the Board, stock-based compensation under the Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the stockholders in 2004 (the “Non-Management Directors’ Plan”). The Non-Management Directors’ Plan provides for an annual grant to each Non-Management Director of (i) 800 shares of Interpublic Common Stock that are not subject to transfer restrictions or forfeiture (the “Freely Tradeable Shares”) and (ii) at the election of each Non-Management Director, either (a) 1,600 restricted shares of Interpublic Common Stock (“Restricted Shares”) or (b) 1,600 restricted share units (“Share Units”). Grants are made in January. With respect to the Restricted Shares, the recipient has all rights of ownership, including the right to vote and to receive dividends, except that, prior to the expiration of a three-year period after the date of grant (the “Restricted Period”), the recipient is prohibited from selling or otherwise transferring the shares. With respect to the Share Units, and subject to the expiration of the Restricted Period, each recipient has the right to receive at the time such recipient’s service as a director terminates, a cash payment in an amount equal to the fair market value of the corresponding number of shares of Common Stock. At the discretion of the Corporate Governance Committee, the Share Units balance of a Non-Management Director may be credited with additional Share Units corresponding to dividends paid on the Common Stock. If, on or after the first anniversary of the grant of Restricted Shares or the Share Units and prior to the expiration of the during the Restricted Period, the recipient’s service as a director terminates for any reason (including death), the restrictions will lapse immediately in proportion that the number of months that have elapsed since the date of grant bears to the total number of months of the Restricted Period, and the remainder of such Restricted Shares or Share Units will be forfeited. If the recipient’s service as a director terminates for any reason (including death) before the first anniversary of the date of grant, all such Restricted Shares or Share Units will be forfeited. The Corporate Governance Committee, which is responsible for the administration of the Non-Management Directors’ Plan, may in its discretion direct Interpublic to make cash payments to the recipient of Restricted Shares to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the Restricted Shares.

On January 19, 2006, in accordance with the Non-Management Directors’ Plan, each of Ms. Considine and Messrs. Borelli, Brack, Goldstein, Greeniaus, Samper and Thomas received a grant of 800 Freely-Tradeable Shares and 1,600 Restricted Shares.

Mr. Goldstein and Ms. Considine each has an agreement with Interpublic for the deferral of all fees that the individual is entitled to receive as a director or as a member of any committee of the Board of Directors. The amounts deferred earn credits equivalent to interest in accordance with the terms of Interpublic’s Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements. Payments of the amounts deferred, together with accrued interest, will be made to the director, or his or her designated beneficiaries, as the case may be, in a lump-sum upon the director’s death, disability or retirement from the Board.

Each Non-Management Director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors’ Pension Plan (the “Outside Directors’ Pension Plan”). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director’s years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then-present-value of the director’s unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors’ Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors’ Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan. Mr. Samper is the only current director entitled to receive benefits under the Outside Directors Pension Plan.

CODE OF CONDUCT

Interpublic has adopted a code of ethics, known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at

http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Messrs. Bell and Roth, each of whom served as the Chief Executive Officer during 2005 and (ii) each of the four most highly compensated executive officers of Interpublic other than CEOs (based on aggregate salary and bonus in 2005), who were serving as executive officers on December 31, 2005 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the three-year period ended on December 31, 2005. As used in this Proxy Statement, the executive officers of Interpublic include the Chief Executive Officer of McCann-Erickson WorldGroup, a significant operating unit of Interpublic.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position (1)	Fiscal Year	Salary(2)(3)	Bonus(4)	Other Annual Compen- sation(5)	Restricted Stock Awards(6)	Securities Underlying Options/ SARs(7)	LTIP Payouts(8)	All Other Compen- sation(9)
Michael I. Roth	2005	$1,105,114	$1,350,000	$50,571	$7,140,250	848,515	$0	$112,134
Chairman of the Board	2004	$446,212	$0	$23,611	$1,049,996	161,974	$0	$100,129
and Chief Executive	2003	—	—	—	—	—	—	—
Officer
David A. Bell	2005	$1,000,000	$1,000,000	$110,207	$0	0	$255,278	$15,595
Co-Chairman	2004	$1,000,000	$0	$66,381	$1,750,000	248,933	$0	$13,190
	2003	$1,000,000	$1,300,000	$75,658	$0	200,000	$0	$13,745
John J. Dooner, Jr.	2005	$1,250,000	$900,000	$84,519	$250,000	82,338	$0	$75,235
Chairman and CEO of	2004	$1,250,000	$1,000,000	$79,919	$375,000	53,342	$0	$78,020
McCann-Erickson	2003	$1,250,000	$750,000	$73,029	$0	176,709	$0	$82,904
WorldGroup, Director of
Interpublic
Stephen Gatfield	2005	$850,000	$935,000	$66,284	$175,000	57,636	$0	$360
Executive Vice President,	2004	$605,303	$1,327,500	$56,183	$317,400	30,000	$0	$255
Network Operations, Chief	2003	—	—	—	—	—	—	—
Executive Officer of
Lowe Worldwide
Frank Mergenthaler	2005	$312,500	$775,000	$18,229	$625,000	201,775	$0	$104,365
Executive Vice President	2004	—	—	—	—	—	—	—
and Chief Financial	2003	—	—	—	—	—	—	—
Officer
Timothy A. Sompolski	2005	$550,000	$375,000	$53,784	$200,000	65,870	$0	$78,740
Executive Vice President,	2004	$266,667	$320,000	$24,332	$400,000	63,745	$0	$75,253
Chief Human Resources	2003	—	—	—	—	—	—	—
Officer

(1)          On July 13, 2004, Mr. Roth became Executive Chairman and his compensation is reported from and after that date.

On January 19, 2005, Mr. Roth succeeded Mr. Bell as Chief Executive Officer.

On March 17, 2006, Mr. Bell retired. Mr. Bell currently serves as Chairman Emeritus and as a consultant to Interpublic.

On July 13, 2004, Mr. Roth became Executive Chairman and his compensation is reported from and after that date.

On April 1, 2004, Mr. Gatfield was hired as Executive Vice President, Global Operations and Innovation and his compensation is reported from and after that date.

On August 1, 2005, Mr. Mergenthaler was hired as Executive Vice President, Chief Financial Officer and his compensation is reported from and after that date.

On July 6, 2004, Mr. Sompolski was hired as Executive Vice President, Chief Human Resources Officer and his compensation is reported from and after that date.

(2)          The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.

(3)          Does not include annual salary in the amount of $112,500 that Mr. Bell elected to forgo in 2003 in consideration for the receipt of a Special Deferred Benefit Agreement which is more fully described in this Proxy Statement under the heading “Special Deferred Benefit Agreements.”

(4)          The bonus shown for Mr. Gatfield in 2004 includes a cash sign-on bonus of $750,000 that was paid to him shortly after he was hired by Interpublic. The bonus shown for Mr. Bell in 2003 includes a cash sign-on bonus of $100,000 that was paid to him shortly after he assumed the position of Chairman, CEO and President of Interpublic.

(5)          (i) Other Annual Compensation for 2005 for each of the named executive officers includes the following:

(A)      Premiums for medical/dental coverage paid on behalf of Mr. Roth ($20,571); Mr. Bell ($28,784); Mr. Dooner ($28,784);  Mr. Gatfield ($28,784) Mr. Mergenthaler ($9,895); and Mr. Sompolski ($28,784);

(B)       Auto allowance paid to the named executive officers in the following amounts: Mr. Roth ($10,000); Mr. Bell ($10,000); Mr. Dooner ($10,000); Mr. Gatfield ($10,000); Mr. Mergenthaler ($4,167); Mr. Sompolski ($10,000);

(C)       Club dues paid on behalf of the named executive officers in the following amounts: Mr. Roth ($20,000); Mr. Bell ($17,006); Mr. Dooner ($20,887);  Mr. Gatfield ($25,000); Mr. Mergenthaler ($4,167); and Mr. Sompolski ($10,000);

(D)      Company cars and parking paid on behalf of Messrs. Bell and Dooner in the following amounts: Mr. Bell ($33,078); and Mr. Dooner ($24,049);

(E)       Financial planning allowance paid to the named executive officers in the following amounts: Mr. Roth ($0); Mr. Bell ($2,500); Mr. Dooner ($800); Mr. Gatfield ($2,500); Mr. Mergenthaler ($0); Mr. Sompolski ($5,000); and

(F)        Sporting events tickets paid on behalf of Mr. Bell ($18,240).

(ii) Other Annual Compensation for 2004 for each of the executive officers (other than Mr. Mergenthaler who was hired after 2004) includes the following:

(A)      Premiums for medical/dental coverage paid on behalf of Mr. Roth ($1,855); Mr. Bell ($31,278); Mr. Dooner ($31,278);  Mr. Gatfield ($22,156); and Mr. Sompolski ($14,332);

(B)       Auto allowance paid to the named executive officers in the following amounts: Mr. Roth ($4,583); Mr. Bell ($10,000); Mr. Dooner ($10,000); Mr. Gatfield ($7,083); Mr. Sompolski ($5,000);

(C)       Club dues paid on behalf of the named executive officers in the following amounts: Mr. Roth ($9,167); Mr. Bell ($11,700); Mr. Dooner ($21,156);  Mr. Gatfield ($25,000); and Mr. Sompolski ($5,000);

(D)      Company cars and parking paid on behalf of Messrs. Roth, Bell and Dooner in the following amounts: Mr. Roth ($8,006); Mr. Bell ($10,903); and Mr. Dooner ($16,635);

(E)       Financial planning allowance paid to Mr. Dooner in the amount of ($850); and

(F)        Tax return preperation paid to Mr. Gatfield in the amount of ($1,944).

(iii) Other Annual Compensation for 2003 for each of the executive officers (other than Messrs. Roth, Gatfield, Mergenthaler and Sompolski who were each hired after 2003) includes the following:

(A)      Premiums for medical/dental coverage paid on behalf of Mr. Bell ($28,755); and Mr. Dooner ($28,755);

(B)       Auto allowance paid to Mr. Bell ($10,000); and Mr. Dooner ($10,000);

(C)       Club dues paid on behalf of Mr. Bell ($26,885); and Mr. Dooner ($19,108);

(D)      Company cars and parking paid in the following amounts: Mr. Bell ($10,018); and Mr. Dooner ($14,417); and

(E)       Financial planning allowance paid to Mr. Dooner ($750).

(6)          The aggregate number and value of shares of restricted stock held by the named executive officers at December 31, 2005 (based on the closing price of the Common Stock on December 31, 2005) are as follows:

Name	Number of Shares of Restricted Stock Held as of December 31, 2005	Value of Shares of Restricted Stock Held as of December 31, 2005
Michael I. Roth	619,390	$5,977,113.50
David A. Bell	209,466	$2,021,346.90
John J. Dooner, Jr.	147,255	$1,421,010.75
Stephen Gatfield	14,409	$139,046.85
Frank Mergenthaler	50,443	$486,774.95
Timothy A. Sompolski	48,339	$466,471.35

Mr. Bell and Mr. Dooner have announced publicly that they will not sell any of their shares of restricted stock when the transfer restrictions are released until the shares of Interpublic Common Stock reach a price of $20.00 per share.

The shares of restricted stock shown in the table as awarded to each named executive officer generally have at least a three-year vesting period, subject to the discretion of the Compensation Committee to release the restrictions not earlier than one year after the grant date, except for the following grants:

(i)    Mr. Roth received an award of 450,000 shares of restricted stock on February 14, 2005, of which 150,000 shares will vest on February 14, 2007, subject to Interpublic achieving specified performance goals over such two year period, and 300,000 shares will vest on the fifth anniversary of the grant date, subject to Interpublic achieving specified performance goals over such five-year period.

(ii)   Mr. Gatfield received an award of 20,000 shares of restricted stock on April 15, 2004, all of which vested on April 15, 2005.

Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock. No ordinary dividends were paid on the Common Stock during 2005.

(7)          On August 4, 2005, Mr. Roth was granted 348,515 share appreciation performance units (“SAPUs”). The SAPUs have a five-year term and a base price of $12.165, which is equal to 100% of the fair market value of the Common Stock on the date of grant. The SAPUs will vest in three annual tranches on the second, third and fourth anniversaries of the grant date. At the end of the five-year term, Mr. Roth will be entitled to receive a cash payment per SAPU equal to the amount by which the price of Interpublic Common Stock at the end of the 5-year period (calculated based on the average of the price of Interpublic Common Stock over the last 20 days of the five-year period) exceeds the base price.

During 2003, Mr. Bell voluntarily agreed to the cancellation of 131,100 of the 256,100 shares of Interpublic’s Common Stock underlying stock options that he received in 2001. He relinquished these option awards with the express intent of permitting the underlying shares to be issued to other employees of Interpublic under the 2002 Performance Incentive Plan. These awards are not required to be reported in this Proxy Statement but were reported in previous years.

During 2003, Mr. Dooner voluntarily cancelled option awards with respect to 248,000 shares and 252,000 shares of Common Stock that were granted to him on March 24, 2000 and December 15, 2000, respectively. These awards are not required to be reported in this Proxy Statement but were reported in previous years. Mr. Dooner relinquished these grants with the express intent of permitting the underlying shares to be issued to employees of an Interpublic subsidiary under the 2002 Performance Incentive Plan.

During 2003, several executives of Interpublic’s subsidiaries in addition to Messrs. Dooner and Bell also voluntarily cancelled options with the express intent of permitting the underlying shares to be issued to other employees of Interpublic and its subsidiaries under the 2002 Performance Incentive Plan. Options to purchase a total of 1,350,348 shares were cancelled (including those awards described above for Messrs. Bell and Dooner).

(8)          In 2003, performance units had been awarded to certain key employees of Interpublic, including 20,000 performance units to Mr. Bell, under Interpublic’s Long-Term Performance Incentive Program (“LTPIP”). However, in December 2003, the Compensation Committee decided to terminate the LTPIP. In order to prepare for the implementation of a new incentive compensation program, and because it became apparent that the performance goals of Interpublic and its subsidiaries for the 2003-2005 performance period would not be achieved, the Compensation Committee also decided to determine the payout under the awards made in 2003 in advance of the completion of the performance period. The Compensation Committee assigned a payout value of $38.33 per unit to the 2003 awards made to Interpublic executives. In accordance with the original payment schedule: (i) $255,278, representing one third of the award, was paid to Mr. Bell in 2005 and (ii) $511,322, representing the balance of the award was paid in 2006.

(9)          All Other Compensation for 2005 consisted of the following amounts paid to or on behalf of the named executive officers:

(i)            Matching contributions under the Interpublic Savings Plan: Mr. Roth ($6,300); Mr. Bell ($9,450); Mr. Dooner ($9,450); and Mr. Mergenthaler ($4,500);

(ii)        Premiums paid by Interpublic on group life insurance: Mr. Roth ($1,584); Mr. Bell ($6,154); Mr. Dooner ($1,032); Mr. Gatfield ($360); Mr. Mergenthaler ($135); and Mr. Sompolski ($552);

(iii)    Supplemental compensation plan payout: Mr. Dooner ($14,753);

(iv)      Annual contributions paid by Interpublic under the Interpublic Capital Accumulation Plan: Mr. Roth ($104,250); Mr. Mergenthaler ($100,000); and Mr. Sompolski ($78,188); and

(v)          Premiums paid by Interpublic on a life insurance policy: Mr. Dooner ($50,000).

Stock Option/SAR Grants In 2005

The following table provides information on grants of stock options and stock appreciation rights in 2005 to the named executive officers and the estimated grant date present value of the options.

Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted(1)		% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(8)
Michael I. Roth	450,000	(2)	12.36%	$13.6450	2/14/15	$2,957,458
	50,000	(2)	1.37%	$12.1650	8/04/15	$273,543
	348,515	(3)	9.57%	$12.1650	8/04/10	$1,089,093
David A. Bell	0		—	—	—	—
John J. Dooner, Jr.	82,338	(4)	2.26%	$12.1450	8/03/15	$432,100
Stephen Gatfield	57,636	(5)	1.58%	$12.1450	8/03/15	$302,467
Frank Mergenthaler	201,775	(6)	5.54%	$12.3900	8/01/15	$1,081,429
Timothy A. Sompolski	65,870	(7)	1.81%	$12.1450	8/03/15	$345,678

(1)          All of the awards shown consist of stock option grants, with the exception of the award to Mr., Roth described in Note (3). All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(2)          Mr. Roth was granted a stock option award covering 450,000 shares of Common Stock on February 14, 2005. The option becomes exercisable as to (i) 148,500 shares of Common Stock on February 14, 2007, (ii) 148,500 shares of Common Stock on February 14, 2008 and (iii) 153,000 shares of Common Stock on February 14, 2009. Mr. Roth received another stock option award covering 50,000 shares of Common Stock on August 4, 2005. The option becomes exercisable as to (i) 16,500 shares of Common Stock on August 4, 2007, (ii) 16,500 shares of Common Stock on August 4, 2008 and (iii) 17,000 shares of Common Stock on August 4, 2009.

(3)          Mr. Roth was granted 348,515 SAPUs. The SAPUs have a five-year term and a base price of $12.165, which is equal to 100% of the fair market value of the Common Stock on the date of grant. The SAPUs will vest as to (i) 115,009 performance units on August 4, 2007, (ii)  115,009 performance units on  August 4, 2008 and (iii)  118,497 performance units on August 4, 2009. At the end of the five year term, Mr. Roth will be entitled to receive a cash payment per SAPU equal to the amount by which the price of Interpublic Common Stock at the end of the five-year period (calculated based on the average of the price of Interpublic Common Stock over the last 20 days of the five-year period) exceeds the base price.

(4)          Mr. Dooner was granted a stock option award covering 82,338 shares of Common Stock on August 3, 2005. The option becomes exercisable as to (i) 27,171 shares of Common Stock on August 3, 2007, (ii) 27,171 shares of Common Stock on August 3, 2008 and (iii) 27,996 shares of Common Stock on August 3, 2009.

(5)          Mr. Gatfield was granted a stock option award covering 57,636 shares of Common Stock on August 3, 2005. The option becomes exercisable as to (i) 19,019 shares of Common Stock on August 3, 2007, (ii) 19,019 shares of Common Stock on August 3, 2008 and (iii) 19,598 shares of Common Stock on August 3, 2009.

(6)          Mr. Mergenthaler was granted a stock option award covering 201,775 shares of Common Stock on August 1, 2005. The option becomes exercisable as to (i) 66,585 shares of Common Stock on August 1,

2007, (ii) 66,585 shares of Common Stock on August 1, 2008, and (iii) 68,605 shares of Common Stock on August 1, 2009.

(7)          Mr. Sompolski was granted a stock option award covering 65,870 shares of Common Stock on August 3, 2005. The option becomes exercisable as to (i) 21,737 shares of Common Stock on August 3, 2007, (ii) 21,737 shares of Common Stock on August 3, 2008 and (iii) 22,396 shares of Common Stock on August 3, 2009.

(8)          The grant date present value of each of the stock option awards to the named executive officers is calculated using the Black Scholes Option Pricing Model and assumes the options are held for approximately six years. The option awarded to Mr. Roth on February 14, 2005 includes the following assumptions: volatility of 44.43%, dividend yield of 0% and risk-free rate of return of 3.852%. The option awarded to Mr. Mergenthaler on August 1, 2005 includes the following assumptions: volatility of 38.55%, dividend yield of 0% and risk-free rate of return of 4.190%. The options awarded to the named executive officers on August 3, 2005 include the following assumptions: volatility of 38.55%, dividend yield of 0% and risk-free rate of return of 4.165%. The options awarded to Mr. Roth on August 4, 2005 includes the following assumptions: volatility of 38.55%, dividend yield of 0% and risk-free rate of return of 4.185%. The grant date present value of the SAPUs awarded to Mr. Roth on August 4, 2005 also is calculated using the Black Scholes Option Pricing Model and assumes the SAPUs are held for a five-year holding period, volatility of 40.38%, dividend yield of 0% and risk-free rate of return of 4.360%.

Aggregated Option and Stock Appreciation Right Exercises in 2005 and Fiscal Year-End Option and Stock Appreciation Rights Values

The following table provides information on stock option and stock appreciation exercises and the number and the year-end value of options and stock appreciation rights held by the named executive officers.

	Shares Acquired		Number of Shares of Common Stock Underlying Unexercised Options/SARs At December 31, 2005(#)(1)		Value of Unexercised In-the-Money Options/SARs at December 31, 2005($)(2)
Name	on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael I. Roth	None	0	2,000	1,012,489	0	0
David A. Bell	None	0	628,933	0	2,000	0
John J. Dooner, Jr.	None	0	1,223,051	82,338	1,767	0
Stephen Gatfield	None	0	30,000	57,636	0	0
Frank Mergenthaler	None	0	0	201,775	0	0
Timothy A. Sompolski	None	0	63,745	65,870	0	0

(1)          On December 20, 2005, the Compensation Committee approved the immediate acceleration of vesting of all of Interpublic’s “out-of-the-money” outstanding and unvested stock options previously awarded to employees under Interpublic’s equity compensation plans, excluding unvested options (1) granted during the 2005 calendar year, (2) held by Mr. Roth and Mr. Mergenthaler or (3) held by Non-Management Directors. Options were considered “out-of-the-money” if on December 20, 2005, the options had per share exercise prices equal to or in excess of $9.585, the average of the high and low price per share as quoted on the New York Stock Exchange on that date.

(2)          Calculated based on the closing price of $9.65 for the Common Stock on December 31, 2005.

Long-Term Incentive Plan - Awards in 2005

The following table provides information on performance-based share awards made to the named executive officers in 2005 under the 2004 Performance Incentive Plan. The actual number of shares received will be based on Interpublic’s cumulative revenue and operating margin performance for the 2005 to 2007 performance period and may vary between 0% and 200% of the target number of shares. These performance-based shares, which have not  been issued, will be issued at the end of the performance period and will be fully vested when issued. Payouts (if any) will not occur until August 2008.

	Performance
	or Other Period	Estimated Future Payouts in Shares of Common
	Until Maturation	Stock Under Non-Stock Price Based Plans
Name	or Payout	Threshold (#)	Target (#)	Maximum (#)
Michael I. Roth	2005 - 2007	0	102,753	205,506
John J. Dooner Jr.	2005 - 2007	0	25,730	51,460
Stephen J. Gatfield	2005 - 2007	0	18,011	36,022
Frank Mergenthaler	2005 - 2007	0	63,054	126,108
Timothy A. Sompolski	2005 - 2007	0	20,584	41,168

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding the shares of Common Stock to be issued or which may be issued under Interpublic’s equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Stock Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity Compensation Plans Approved by Security Holders	34,176,882	$26.06	17,518,543
Equity Compensation Plans Not Approved by Security Holders(3)	745,575	$27.53	0

(1)          Includes 2,094,813 performance-based share awards made under the 2004 Performance Incentive Plan representing the target number of shares to be issued to employees following the completion of the 2005-2007 performance period (the “LTIP Share Awards”). The computation of the weighted average exercise price in column (b) of this table do not take the LTIP Share Awards into account.

(2)          Includes 15,000,000 shares of our common stock available for issuance under the Employee Stock Purchase Plan (2006) (the “2006 Stock Purchase Plan”) as of December 31, 2005.

(3)          Consists of special stock option grants awarded to certain True North executives following our acquisition of True North (the “True North Options”) . The True North Options have an exercise price equal to the fair market value of Interpublic’s common stock on the date of the grant. The terms and conditions of these stock option awards are governed by Interpublic’s 1997 Performance Incentive Plan. Generally, the options become exercisable between two and five years after the date of the grant and expire ten years from the grant date.

EMPLOYMENT AGREEMENTS, TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

Each of the following named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic. The current annual salary of each of the named executive officers under his employment agreement is set forth below:

Name	Salary
Michael I. Roth	$1,100,000
David A. Bell	1,000,000
John J. Dooner, Jr.	1,250,000
Stephen J. Gatfield	892,500
Frank Mergenthaler	750,000
Timothy A. Sompolski	550,000

Michael I. Roth Employment Agreement

On July 13, 2004, in connection with becoming the Executive Chairman of Interpublic, Mr. Roth entered into an employment agreement, which provided for (i) an initial annual salary of $950,000, (ii) a annual target annual bonus under the Annual Management Incentive Plan equal to 133% of his base salary, with the actual award between 0% and 150% of the target depending Interpublic profits, his individual performance, and management discretion, (iii) an initial grant of restricted stock having an aggregate market value of $1,050,000 on the date of grant vesting on the third anniversary of the grant date, and (iv) an initial grant of options to purchase shares of Interpublic Common Stock having an aggregate market value of $1,050,000 on the grant date vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date.

After Mr. Roth, effective January 19, 2005, became the Chief Executive Officer of Interpublic in addition to the Chairman, Interpublic and Mr. Roth entered into a supplement to his employment agreement increasing his base salary to $1,100,000 and granting him (i) options to purchase 450,000 shares of Interpublic Common Stock vesting in three equal installments on the second, third and fourth anniversaries of the date of grant, and (ii) 450,000 shares of restricted stock, of which 150,000 shares will vest on the second anniversary of the grant date, subject to Interpublic achieving specified performance goals over such two year period, and 300,000 shares will vest on the fifth anniversary of the grant date, subject to Interpublic achieving specified performance goals over such five-year period.

Mr. Roth’s employment agreement also provides that, commencing in 2005, he shall participate in Interpublic’s performance based long-term incentive programs with a total expected annual target award value of $2,100,000 provided in a manner consistent with those provided to other executives and may comprise stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee, with awards subject to performance and vesting terms and conditions consistent with those generally required of the executive team. In addition, the agreement provides that Mr. Roth is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual contribution of $100,000, (ii) an automobile allowance of $10,000, (iii) a club allowance of $20,000, (iv) a financial planning allowance of $2,500, and (v) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Interpublic terminates Mr. Roth’s employment without “cause” (as defined in the agreement), he is entitled to receive a severance payment equal to the amount by which his annual salary rate exceeds the salary paid to him over the period beginning on the date such notice is given and ending on the employment termination date (the “Severance Period”). During the Severance Period, Mr. Roth will be entitled to receive all employee benefits accorded him prior to termination which are made available to employees generally until he accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

David Bell Employment Agreement

Prior to his retirement, effective March 16, 2006, as Co-Chairman of Interpublic, Mr. Bell was employed pursuant to an employment agreement that he entered with Interpublic effective as of January 18, 2005, the date on which he became Co-Chairman. This employment agreement replaced both his previous agreement with Interpublic and his employment agreement with True North Communications, Inc. (“True North”) to which Interpublic became a party when it acquired True North in June of 2001. The agreement provided that in addition to an annual salary of $1,000,000, Mr. Bell was eligible for an target annual bonus under the Annual Management Incentive Plan equal to 133% of his base salary, with the actual award between 0% and 200% of the target depending on the performance of Interpublic, his individual performance, and management discretion. Also under the agreement, Interpublic  (i) purchased an annuity on Mr. Bell’s behalf in the amount of $2 million and (ii) provided him with a car and driver and a garage space in New York City.

In accordance with his employment agreement, as slightly modified by an amendment, entered into as of March 18, 2006, following Mr. Bell’s retirement: (a) he will continue to receive (i) payment of his base salary for a period of 12 months and (ii) until the earlier of March 15, 2007 or the acceptance of employment with another employer, all employee benefits accorded to him prior to the termination of his employment, including suitable office space, the services of an assistant, a car and driver and a cash payment equal to the amount that Interpublic would had made to the Interpublic Savings Plan had Mr. Bell remained an employee and (b) all of the restricted stock awards previously awarded to Mr. Bell shall fully vest on March 15, 2007.

In addition, as provided in the employment agreement, effective as of the date of his retirement, Mr. Bell, became a consultant to Interpublic for a period of five years (the “Consulting Period”), at an annual consulting fee of $750,000 per year. During the Consulting Period, Mr. Bell is required to make himself available, upon reasonable notice, to provide services that are commensurate with his years of experience and level of skill for no more than the equivalent of ten full business days per quarter.

John Dooner Employment Agreement

On January 1, 1994, Interpublic entered into an employment agreement with Mr. Dooner. On April 1, 2000, Interpublic entered into a supplement to Mr. Dooner’s agreement increasing his base salary to $1,250,000. On November 7, 2002, Interpublic entered into a supplemental agreement with Mr. Dooner which provides for Interpublic to obtain a 10 year $10,000,000 term life insurance policy for Mr. Dooner and to pay the annual premiums of such policy, which shall be taxable income to Mr. Dooner.

If Interpublic terminates Mr. Dooner’s employment, other than for violating certain covenants contained in the agreement, (i) he will be entitled to the continued payment of his base salary for a period of 12 months. Mr. Dooner may terminate his employment at any time by giving notice to Interpublic at least twelve months in advance.

Stephen Gatfield Employment Agreement

On February 2, 2004, Interpublic entered into an employment agreement with Mr. Gatfield in connection with his employment. The agreement provides that, in addition to his annual salary, Mr. Gatfield will be eligible for a target annual bonus under the Annual Management Incentive Plan equal to 100% of his base salary, with a guaranteed minimum award for 2004 equal to 50% of his base salary and with the actual award in future years up to a maximum of 150% of base salary depending Interpublic profits, his individual performance, and management discretion. Under the agreement, Mr. Gatfield received a cash sign-on bonus of $750,000. In addition, the agreement provides that Mr. Gatfield is entitled to (i) an automobile allowance of $10,000, (ii) a club allowance of $25,000, (iii) a financial planning allowance of $2,500, and (iv) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for (i) an initial grant of 20,000 shares of restricted stock vesting on the first anniversary of the grant date and (ii) an initial grant of options to purchase 30,000 shares of Interpublic Common Stock, vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date.

On February 24, 2006, Interpublic entered into a supplement of its employment agreement with Mr. Gatfield (the “Supplemental Agreement”) providing that, in addition to his current title of Executive Vice President, Network Operations, Mr. Gatfield serve as Chief Executive Officer of Lowe Worldwide for the period commencing on February 24, 2006 and ending on April 15, 2009 (the “Lowe Assignment”). The Supplemental Agreement provides for (i) an increase of his base salary to $892,500, (ii) a guaranteed annual bonus for 2005, of in an amount equal to 110% of his 2005 base salary, and for 2006, in an amount equal to 50% of his then base salary, (iii) for calendar years 2006, 2007 and 2008, he shall participate in Interpublic’s performance-based, long-term incentive programs with a annual target award value of $1,000,000, with the form or forms of awards consistent with those provided to other executives as determined by the Compensation Committee in its discretion, (iv) 12 weeks of paid time off in the third year of the Lowe Assignment, and (v) upon completion of the Lowe Assignment. a special completion bonus in an amount equal to (a) 150% of his base salary as of April 15, 2009 and (b) the amount, if any, by which (x) 50% of the sum of his salaries on December 31, 2007 and 2008 exceeds (y) the total of his bonuses for 2007 and 2008. Upon the execution of the Supplemental Agreement, Mr. Gatfield also received a grant of 50,000 shares of restricted stock, which vest in full on the second anniversary of the date of grant.

The Supplemental Agreement also provides that during the term of the Lowe Assignment, for which Mr. Gatfield will spend not less than 60 days in London, he will be provided with rental housing, lease of a car, a health club membership and certain other reimbursements.

If Mr. Gatfield and Interpublic are not able to mutually agree on a suitable full-time position within Interpublic following the expiration of the Lowe Assignment, the Supplemental Agreement provides that Mr. Gatfield will continue to provide services to Interpublic on a part-time basis (an average of approximately two days per week) for a period of five years (the “Part Time Period”) as a base salary of $400,000 per year and, during the Part Time Period, will continue to participate in all Interpublic benefit plans (other than incentive plans) in which he participated as a full-time employee. During the Part Time Period, Mr. Gatfield may provide consulting services to other entities, with the exceptions of WPP, Omnicom, Publicis or any of their respective subsidiaries or affiliates.

Interpublic may terminate Mr. Gatfield’s employment without “cause” (as defined in the agreement) and Mr. Gatfield may terminate his employment for “good reason” (as defined by the agreement). In the event that Interpublic terminates his employment, other than for “cause,” prior to April 15, 2009, he will be entitled to (i) the continued payment of his base salary through April 15, 2009, (ii) a $2 million severance payment, (iii) the full vesting as of the termination date of restricted stock, stock options and performance shares awarded prior to the entry of the Supplemental Agreement, (iv) continued vesting of his SERIP award through April 15, 2009 (for a description, see “The Interpublic Senior Executive Retirement Income Plan” below), and (v) the continuation of employee benefits at the levels at which he was participating prior to termination. Mr. Gatfield also may terminate his employment at any time by giving notice to Interpublic at least 30 days in advance.

Frank Mergenthaler Employment Agreement

On July 18, 2005, Interpublic entered into an employment agreement with Mr. Mergenthaler, which provided for the commencement of his employment as an Executive Vice President and the Chief Financial Officer of Interpublic, to begin on August 1, 2005 (the “Commencement Date”). The agreement provides that in addition to his annual salary in the amount indicated above, Mr. Mergenthaler will be eligible for a target annual bonus under the Annual Management Incentive Plan equal to 100% of his base salary, with a guaranteed minimum award for 2005 of not less than $750,000, and with the actual award in future years up to a maximum of 200% of base salary depending Interpublic profits, his individual performance, and management discretion. In addition, the agreement provides that Mr. Mergenthaler is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual deferral of $100,000, (ii) an automobile allowance of $10,000, (iii) a club allowance of $10,000, and (iv)  participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for (i) an initial grant of restricted stock having an aggregate market value of $625,000 vesting in full on the third anniversary date of the grant date, (ii) an initial grant of options to purchase shares of Interpublic Common Stock, with the number of shares subject to the option to be determined by multiplying 2 by the number of shares that have an aggregate market value of $1,250,000 on the date of grant, vesting in equal annual amounts on the second, third and fourth anniversaries of the grant date and (iii) participation in Interpublic’s performance-based, long-term incentive programs with a total expected annual target award value of $1,000,000 consisting of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee, with awards subject to performance and vesting terms and conditions consistent with those generally required of the executive team.

In addition, Interpublic will grant Mr. Mergenthaler performance-based shares based on Interpublic’s performance from 2005-2007. The target number of performance-based shares will be based on an aggregate expected value of $625,000 on the date of grant with the target number of shares determined using a twenty percent discount to market price of Interpublic Common Stock.

Interpublic may terminate Mr. Mergenthaler’s employment without “cause” (as defined in the agreement) and Mr. Mergenthaler may terminate his employment for “good reason” (as defined by the agreement). In either event, Mr. Mergenthaler will be entitled to (i) a lump sum cash payment equal to his salary then in effect, (ii) a pro rata portion of his target bonus for the year in which the termination occurs, (iii) if the termination at any time after the first anniversary of the Commencement Date, the initial grants of restricted stock and options will become vested in full, and (iv) and any other awards and benefits which he is entitled in accordance with their terms. Mr. Mergenthaler also may terminate his employment without “good reason” at any time by giving notice to Interpublic at least six months in advance.

Timothy A. Sompolski Employment Agreement

On July 6, 2004, Interpublic entered into an employment agreement with Mr. Sompolski to serve as Executive Vice President, Human Resources, of Interpublic. The agreement provides that in addition to his annual salary in the amount indicated above, Mr. Sompolski will be eligible for a target annual bonus under the Annual Management Incentive Plan equal to 75% of his base salary, with a guaranteed minimum award for 2004 of not less than $206,250, and with the actual award in future years up to a maximum of 150% of base salary depending Interpublic profits, his individual performance, and management discretion. Under the agreement, Mr. Sompolski received a cash sign-on bonus of $100,000, which is subject to forfeiture if within two years either (i) Mr. Sompolski terminates his employment by Interpublic other than for “good reason” (as defined by the agreement) or (ii) Interpublic terminates his employment for “cause” (as defined by the agreement). In addition, the agreement provides that Mr. Sompolski is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual deferral of $75,000, (ii) an automobile allowance of $10,000, (iii) a club allowance of $10,000, (iv) a financial planning allowance of $2,500, (v) reimbursement of legal expenses up to $7,500 incurred in the preparation of his employment agreement and (vi) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for (i) an initial long-term incentive grant of restricted stock having an aggregate market value of $400,000 vesting on the third anniversary date of the grant date, (ii) an initial long-term incentive grant of options to purchase shares of Interpublic Common Stock having an aggregate expected value of $400,000 on the date of grant, vesting in three equal annual amounts on the second, third and fourth anniversaries of the grant date and (iii) participation in Interpublic’s performance based long-term incentive programs with a total expected annual target award value of $400,000, consisting of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee, with awards subject to performance and vesting terms and conditions consistent with those generally required of the executive team.

Interpublic may terminate Mr. Sompolski’s employment without “cause” (as defined in the agreement) at any time. If the termination date is earlier than 12 months after the notice is given, Mr. Sompolski will be entitled to a lump sum cash payment equal to the sum of (i) amount by which his annual salary at the then-current rate exceeds the salary paid to him for the period beginning on the date the notice of termination was given and ending on the termination date and (ii) a pro rata portion of his target bonus for the year in which the termination occurs; provided that if during this period Mr. Sompolski obtains alternative employment, he will be obligated to reimburse to Interpublic for all or any portion of the salary component of this payment received as compensation from the new employer. For a period of 12 months after receipt of a notice of termination, Mr. Sompolski will be entitled to receive all employment benefits accorded to prior to termination which are made available to employees generally; provided that such benefits will cease on the date he accepts employment with another employer offering similar benefits. Mr. Sompolski also may terminate his employment for “good reason” (as defined by the agreement), in which case he will be entitled to the same compensation, benefits and perquisites as he would have received had his employment been terminated “without cause.”Mr. Sompolski also may terminate his employment without “good reason” at any time by giving notice to Interpublic at least one month in advance.

Deferred Benefit Arrangements

David Bell Deferred Compensation Arrangement

Mr. Bell is a participant in the True North Communications Inc. Deferred Compensation Plan (the “True North Deferred Compensation Plan”), which provides that if he dies while he is employed by Interpublic, his beneficiaries will receive $60,000 annually for 15 years. In addition, upon Mr. Bell’s retirement at any age or the termination of his employment Interpublic will pay him (or in the event of his death, his beneficiaries) $60,000 per year for 15 years.

In connection with Mr. Bell’s retirement and in accordance with the terms of the True North Deferred Compensation Plan, Mr. Bell will receive $60,000 annually for 15 years, commencing on March 15, 2007.

Special Deferred Benefit Agreements

Each of the following named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

In 2003, Mr. Bell entered into an agreement with Interpublic which provides that if he dies while he is employed by Interpublic $232,500 per year will be paid to his beneficiaries for 15 years following his death. In addition, if he retires, resigns or is no longer in the employment of Interpublic (other than by reason of his death) on or after his 68th birthday, but before his 69th birthday, he will receive payments of $204,600 per year for a period of 15 years, and if he retires, resigns or is no longer in the employment of Interpublic (other than by reason of his death) on or after his 69th birthday, he will receive payments of $232,500 per year for a period of 15 years. If he ceases to be employed by Interpublic prior to his 68th birthday for any reason other than his death, he will receive a lump sum payment of $150,000 for each full year (and a pro-rata portion for each partial year) that he was employed by Interpublic beginning from the date he entered into the agreement. After Mr. Bell’s employment terminates, if he were to die before all applicable payments were made under the agreement, Interpublic would make the remaining payments to his beneficiaries.

In connection with Mr. Bell’s retirement and in accordance with the terms of his agreement with Interpublic described in the previous paragraph, Mr. Bell will receive $593,548 to be paid in 48 equal monthly installments, commencing on April 1, 2007.

Mr. Dooner is a party to three agreements which in the aggregate provide that if he dies while he is employed by Interpublic $2,186,000 per year will be paid to his beneficiaries for 15 years following his death. In addition, if Mr. Dooner’s employment is terminated due to him becoming disabled $2,186,000 per year will be paid to him for 15 years following such termination. Alternatively, if he retires, resigns or is otherwise no longer in the employment of Interpublic (other than by reason of his death) he will receive payments for 15 years ranging from $930,200 to $2,186,000 per year, depending upon the year his employment terminates. Mr. Dooner is a party to a fourth agreement that provides that if he dies while he is employed by Interpublic, $240,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of Interpublic (other than by reason of his death) on or after his 56th birthday he will receive payments for 15 years ranging from $153,600 to $240,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner’s employment terminates prior to his 56th birthday (other than by reason of death), he will be paid lesser sums but not less than an aggregate of $700,000. Interpublic also has entered into an agreement with Mr. Dooner which provides that (i) if he dies while he is employed by Interpublic, his beneficiaries will receive $88,500 annually for 15 years, (ii) if his employment is terminated due to him becoming disabled, $88,500 per year will be paid to him for 15 years following such termination or (iii) upon his retirement he will receive retirement benefits at the rate of $88,500 per year for 15 years.

After Mr. Dooner’s employment terminates, if he were to die before all applicable payments were made under these agreements, Interpublic would make the remaining payments to his beneficiaries.

Termination and Change in Control Agreements

Executive Severance Agreements

Interpublic has entered into an agreement with each of the named executive officers, other than Mr. Bell, pursuant to which a cash severance payment would become payable to the executive individual if, within two years after a “change of control,” (i) the executive’s employment is terminated by Interpublic other than for “cause” or (ii) the executive resigns for “good reason.”

The agreements provide that a “change of control” occurs if: (a) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic’s then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Under the agreements, Interpublic shall have “cause” to terminate an executive, following a “change of control”, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at Interpublic’s expense; (b) refuses to substantially perform his responsibilities for Interpublic; or (c) deliberately and materially breaches any agreement between himself and Interpublic and fails to remedy that breach within a 30-day cure period. An executive may resign for “good reason” following a “change in control” if, without his consent, in any circumstance other than his disability, his office in Interpublic or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the “change of control” or the individual should determine in good faith that Interpublic had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, Interpublic and Interpublic failed to cure such situation within 30 days after written notice from the individual.

The severance payment to which an executive, other than Messrs. Dooner and Roth, would be entitled is equal to two times the individual’s average annual compensation during the two calendar years ended prior to the date of a “change of control”. Messrs. Dooner and Roth are entitled to receive three times such executive’s average annual compensation. In addition, each executive is entitled to receive a partial annual bonus based on the most recent bonus paid to such executive within the two years preceding the year such executive is terminated prorated for the elapsed portion of the year in which employment terminated. In general, if no bonus was paid to an executive in such prior years, such executive would be entitled to a pro rata bonus based on the greater of the last bonus actually awarded to such executive and the target bonus award established for such executive. The average compensation used in calculating the severance payment would be the executive’s taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of Interpublic.

Each agreement also provides that if the executive’s employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of Interpublic or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of Interpublic or any of its subsidiaries on the date the individual’s employment terminates.

The agreements give the executive an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Also under the severance agreements, sums previously deferred by the executive pursuant to employment agreements and under the Management Incentive Compensation Plans and amounts payable under Special Deferred Benefit Agreements would become payable within 30 days following a “change of control” if the individual has elected to receive the distribution prior to the “change of control.”

The Interpublic Senior Executive Retirement Income Plan

Effective as of August 1, 2003, Interpublic established a Senior Executive Retirement Income Plan (“SERIP”) to provide U.S.-based senior executives of Interpublic and its subsidiaries with certain retirement benefits. This new plan is intended to replace Interpublic’s prior program of providing Special Deferred Benefit Agreements to key executives selected by the Compensation Committee. In general, under the SERIP, Interpublic will provide an eligible participant with a monthly payment for 15 years beginning upon the termination of the executive’s employment at age of 60 and after any non-competition and non-solicitation agreements of the executive have expired. However, a participant who is at least age 55 and who has completed at least five years of participation in the SERIP may elect to receive a reduced benefit. Each participant must execute a Participation Agreement that provides for the amount of the annual benefit to be paid. Generally, at the end of three years of participation in the SERIP, 30% of the annual benefit is vested, with the vested portion increasing by 10% for the next seven years. However, if the executive breaches a non-competition or non-solicitation agreement, the executive’s entire vested benefit is subject to forfeiture. Any participant who is a party to a Special Deferred Benefit Agreement at the time the participant begins to participate in the SERIP is deemed to have participated in the SERIP for up to three years. Any portion of a participant’s benefit that is not vested will be forfeited upon termination of employment.

An executive who becomes disabled will continue to participate fully in the SERIP until the executive’s employment terminates. If an executive dies before his benefit is fully vested, the participant’s beneficiaries will be entitled to only the vested portion of the benefit.

Of the named executive officers, only Mr. Gatfield participates in the SERIP. Under his Participation Agreement, Mr. Gatfield will be entitled to receive an annual payment of $200,000 per year. This benefit will become fully vested on April 14, 2014.

The Interpublic Capital Accumulation Plan

Effective as of August 1, 2003, Interpublic established a Capital Accumulation Plan (“CAP”) to provide deferred compensation to senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “Committee”). This new plan is intended to replace Interpublic’s prior program of providing Special Deferred Benefit Agreements to key executives. Under the plan, a participant receives an annual credit of a specified dollar amount on December 31 of each year that the participant continues to be employed by Interpublic. The credited amount accrues interest each year at an applicable interest rate which can be adjusted upward or downward at the discretion of the Committee. This account balance becomes fully vested as to both prior and future dollar and interest credits when the executive has completed three years of participation in the CAP, except that all interest credits are subject to forfeiture if the executive breaches a non-competition or non-solicitation agreement. Any portion of a participant’s benefit that is not vested will be forfeited upon termination of employment.

The vested account balance will be distributed following termination of employment with Interpublic and its subsidiaries and the expiration of any non-competition and non-solicitation agreements of the executive at such time as the executive shall elect. Unless otherwise specified by the participant, the vested account balance will be paid by Interpublic in a lump sum payment. Alternatively, a participant whose employment terminates after age 55 and who has completed at least five years of participation in the CAP may elect a distribution in monthly installment over a period of between 10 and 15 years. Each participant must execute a Participation Agreement that specifies for the amount of the annual credit. An executive who becomes disabled will continue to participate fully in the CAP until the executive’s employment terminates. An executive who dies before his account balance is vested will forfeit the entire account balance.

Of the named executive officers, only Messrs. Mergenthaler, Roth and Sompolski participate in the CAP. Under Mr. Mergenthaler’s Participation Agreement, he is entitled to an annual credit of $100,000 and his account balance will fully vest on July 31, 2008. Under Mr. Roth’s Participation Agreement, he is entitled to an annual credit of $100,000 and his account balance will fully vest on July 12, 2007. Under Mr. Sompolski’s Participation Agreement, he is entitled to an annual credit of $75,000 and his account balance will fully vest on July 5, 2007. During 2005, interest was credited at the rate of 4.25%.

Retirement Plan

As of January 1, 1992, Interpublic adopted the Interpublic Retirement Account Plan to provide benefits under a “cash balance formula” to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant’s account balance is credited with an amount equal to a percentage of the participant’s annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant’s age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus 1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

Until July 31, 1987, employees of Interpublic and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%.

Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year’s compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an “opening cash balance” as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant’s benefit under the cash balance formula or (2) the participant’s accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining Interpublic after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

With certain minor exceptions, “compensation” under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law.

As of March 31, 1998, Interpublic froze benefit accruals under the Interpublic Retirement Account Plan and participants whose benefits were not already vested became fully vested as of April 1, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998.

Effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the New Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee’s years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee’s account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by Interpublic or one of its subsidiaries.

Mr. Dooner is the only eligible participant in both the Retirement Account Plan and the New Compensation Plan. The estimated annual retirement benefit that Mr. Dooner would receive at the normal retirement age of 65 years old, payable as a straight life annuity under the Interpublic Retirement Account Plan is $62,185. Alternatively, Mr. Dooner could take the benefit as a lump sum estimated at $750,490.

Under the New Compensation Plan, Mr. Dooner will receive, prior to normal retirement age, a total distribution in the amount of $108,500.

Messrs. Bell, Gatfield, Mergenthaler, Roth and Sompolski each was hired by Interpublic after the Retirement Age Account Plan was frozen and accordingly is not entitled to receive any benefits under the Interpublic Retirement Account Plan or the New Compensation Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Governance

As the Compensation Committee, we are responsible for approving compensation awarded to senior corporate and operating executives, including the executive officers named in the Summary Compensation Table, and authorizing all awards under Interpublic’s 2004 Performance Incentive Plan. The Committee operates under a written charter adopted by the Board of Directors and available on Interpublic’s web site, and comprises three non-employee directors in accordance with the Committee’s Charter. Each Committee member qualifies as an independent director as defined by the New York Stock Exchange listing standards, a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code.

As a Committee, we approve policies under which compensation is paid or awarded to Interpublic’s executives, and individually review the performance and compensation levels of, and all compensation actions pertaining to, Interpublic’s senior executive group, including the Chairman and Chief Executive Officer. Annually, we evaluate and revise, as necessary, Interpublic’s compensation philosophy and approaches, including the fixed and variable elements of total compensation, and the design of incentive compensation programs.

During 2005, we engaged Hewitt Associates to provide independent counsel to the Committee and Board on executive compensation and talent management matters, both generally and specific to our industry. Hewitt Associates’ selection was the result of a 2004 review of proposals from three highly-regarded firms in this area, and represented a change from prior consulting relationships. Based on our satisfaction with the independence and quality of Hewitt’s counsel, we have continued this engagement for 2006 . We will continue to assess this relationship annually.

Hewitt Associates provided information to the Committee on the latest trends and the policies and practices of other world-class compensation committees, and has provided independent perspectives on a wide variety of talent-related topics. Early in 2006, we completed a self-assessment of the Committee’s capabilities, a process the Committee will repeat annually.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for compensation paid to the executive officers listed in the Summary Compensation Table on page 14 (the “named executive officers”). Compensation in excess of $1 million is deductible only if requirements are met that qualify the compensation as performance-based. Our policy is to comply with the requirements of Section 162(m) except where we determine that compliance is not in the best interests of Interpublic and its shareowners. Interpublic’s stock option and performance-based share grants currently meet the performance-based requirements under Section 162(m). Interpublic’s 2005 tenure-based restricted stock grants do not meet the performance-based requirements under Section 162(m).

The February 2005 grant of performance-based restricted shares, discussed below, to Mr. Roth exceeded the individual award limit under the 2004 Performance Incentive Plan, resulting in a portion of this award not being tax deductible under 162(m). The Committee nevertheless concluded that this award was appropriate in light of Mr. Roth’s promotion, the aggressive performance objectives set for the vesting of the award, and the Committee’s preference for using performance-based restricted shares rather than time-vested restricted stock. Interpublic’s August 2005 equity grants to Mr. Roth, part of Interpublic’s ongoing annual equity program for senior executives, with the exception of the time-based restricted shares, meet the performance-based requirements under Section 162(m). Early in 2006, as part of its annual review of CEO pay, the Committee has decided, with respect to planned 2006 equity grants to Mr. Roth, to not use tenure-based restricted shares and to rely solely on equity compensation that qualifies as performance-based under 162(m).

Compensation Philosophy

Interpublic’s executive compensation programs have been designed to attract, retain and motivate the executive resources necessary to drive Interpublic’s transformation, long-term success and the creation of shareholder value. In evaluating and administering Interpublic’s executive compensation program, we are guided by three key principles:

•       Alignment with shareholders:   Compensation should align the interests of executives and shareholders through the use of equity-based compensation and performance-based awards. Employees are our most vital asset, so our investment in this resource must be disciplined and designed to drive results.

•       Performance-based:   Compensation should emphasize pay-for-performance by placing a significant portion of total compensation “at risk,” the payout of which is tied to the financial performance of Interpublic and the achievement of other critical objectives.

•       Market-based:   Total compensation levels should be competitive with those at other advertising and marketing service companies, and within other relevant executive labor markets as appropriate.

We find it is more appropriate to compare our compensation programs to those of companies with which we compete for talent; this extends to many companies beyond those that comprise the Peer Group used in the Stock Performance Graph on page 37. Important to this consideration is the limited amount of competitive pay data available for Interpublic’s direct competitors and the fact that, for some positions, Interpublic competes for executive talent within a broader labor market.

Interpublic’s overall compensation program comprises three principal elements: base salary, annual incentives, and long-term incentives consisting of stock options, performance-based shares and restricted stock awards. An overview of each of the major compensation program elements follows.

Base Salary

Each year, we determine the base salaries for the Chairman and Chief Executive Officer, senior executive officers reporting to the Chief Executive Officer, and selected other senior executive positions. We consider several quantitative and qualitative factors when determining base salaries, including the executive’s individual performance, level of responsibility, tenure, pay history and time since last increase, and prior experience. We also make use of periodic comparisons to base salary data paid for comparable positions within Interpublic, and as reported for available survey groups comprising comparably-sized advertising, marketing, and general services companies with similar client focus and talent strategies. Further, the Committee will often consider expert counsel from Hewitt Associates and other sources. For many of the senior executives, salary is fixed by contract, which Interpublic has the ability to increase, but not decrease.

Consistent with the main precepts of our executive compensation strategy going forward, we have placed less emphasis on base salaries, and correspondingly greater emphasis on short- and long-term performance-based pay. In general, our 2005 actions deemphasized base salaries and increased the focus on performance-based compensation.

Annual Incentives

Annual incentive awards to senior executives are made under the shareholder-approved 2004 Performance Incentive Plan (the “2004 PIP”). For purposes of 2005 bonus awards, the executive officers of Interpublic participate in an Interpublic corporate bonus pool with individual bonuses tied to specific incentive award targets, income and margin operating financial objectives and strategic priorities for Interpublic as a whole, unless they are affiliated with one of Interpublic’s operating units, in which case their awards are tied to comparable objectives for that operating subsidiary. The 2004 PIP limits the bonus amount that may be earned by any one individual to $5 million. For named executive officers, awards are earned under Committee-approved formulas that meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code, and we retain the right to exercise negative discretion and reduce the bonus amount based on our further assessment of performance for the previous calendar year.

The size of aggregate 2005 bonus pools for corporate and the operating units reflected each unit’s specific operating results (in terms of income, margins, and progress toward improving future operating performance). Individual awards under the plan reflected these factors, as well as high-priority objectives and initiatives for each participant and/or group that were deemed to support the goals of Interpublic as a whole and relevant operating units.

Long-Term Incentives

Long-term incentive awards are made under the 2004 PIP. In 2005, we approved grants of stock options, restricted stock and/or performance shares to officers and key employees of Interpublic and its subsidiaries. Such awards support Interpublic’s talent management strategy, and are designed to attract and retain top talent, while focusing the recipients on the long-term performance of Interpublic and aligning their interests with our shareholders.

Stock options, when granted, are on such terms as are approved by our Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. The majority of stock options granted in 2005, and all stock options granted to executive officers in 2005, vest in increments of one-third on the second, third and fourth anniversaries of the date of grant. Grants to the named executive officers are shown in the Option Grant Table on page 18.

The sale or transfer of shares granted as time-based restricted stock typically is restricted for a period of three years from date of grant and the shares are forfeited if the executive leaves the employment of Interpublic before the restrictions expire, unless we as a Committee determine otherwise.

In 2005, we introduced performance-based stock awards for senior executives, under which the ultimate grant size is dependent on corporate or operating unit financial results for a three-year period. Consistent with our compensation objectives, shares will be granted at the end of the 3-year period based on the attainment of pre-established growth and profitability goals. Depending on the actual level of performance relative to goals, an individual may receive an award ranging from zero shares up to 2 times the targeted award. The introduction of performance shares was accompanied by a corresponding reduction in the use of stock options. Beginning in 2004, Interpublic significantly shifted its long-term incentive mix away from stock options toward full-value shares and dramatically reduced the number of stock option recipients. This shift was in response to labor market trends, changes in stock option accounting requirements that take affect in 2006, and our assessment of the appropriateness and effectiveness of the respective types of awards for different employee groups. The Committee continues to believe that stock options are an appropriate equity-based incentive for those executives whose decisions and actions can most directly have an impact on IPG’s stock price. The introduction of performance-based shares in 2005 reflected the Committee’s intent to further align senior executive pay to shareholders’ interests and performance, and fulfilled a commitment made to shareholders in 2004.

In 2005 we continued to place greater emphasis through the program on long-term stock ownership and performance, particularly for the senior most corporate officers and executives in the operating units. We also refined our overall equity grant framework to better reflect the competitive market and our strategy for aligning total compensation mix with each executive level and role.

These modifications to the long-term incentive programs have resulted in a higher, but more effectively deployed, share utilization than in past years. This share utilization increase was analyzed by Hewitt Associates relative to a peer group of about 30 direct competitors, select media companies, and service companies with which we compete for talent, and we have determined that our current and anticipated share usage is within competitive norms. We believe that by closely linking executives to shareholder value creation, the current programs are essential to Interpublic’s ongoing transformation.

In determining grants of stock options and restricted stock, we consider each executive’s role and level within Interpublic, current total compensation, recent performance, expected future contributions and impact on shareholder value, equity grant history, and potential retention risk; competitive need to provide equity-based compensation to a given position; and Interpublic’s financial performance. We also review outside survey data that describe the equity grant practices within Interpublic’s relevant labor markets.

Other Programs

Interpublic also provides its officers and key managers with life and medical insurance, retirement savings and compensation deferral programs, perquisites, and other benefits that are competitive with market practices (disclosed on pages 21 through 30 of this proxy statement). As part of our review of senior executive compensation, we assess the appropriateness of these plans and the level of participation annually.

CEO and Chairman Compensation and Evaluation

On January 19, 2005, Mr. Roth was promoted to Chairman and Chief Executive Officer of Interpublic. In conjunction with this promotion, we, with the support of all non-employee directors of Interpublic, approved several amendments to his employment agreement. These pay-related actions were based on an assessment of competitive data for CEOs of comparable companies, advice from Hewitt Associates, and consideration of Interpublic’s ongoing priorities and desired results. The changes consisted of the following:

•       An increase in Mr. Roth’s annual base salary from $950,000 to $1,100,000, effective January 19, 2005.

•       A grant of options (the “Options”) to purchase 450,000 shares of Interpublic Common Stock at an exercise price of $13.645 per share, the average of the high and low market prices of Interpublic Common Stock on the February 14, 2005 grant date. The Options will vest and become exercisable in three equal annual installments of 150,000 on the second, third and fourth anniversaries of the grant date, subject to Mr. Roth’s continued employment with Interpublic through the applicable vesting date, and will vest automatically on a change of control of Interpublic in accordance with the terms of the 2004 PIP. On any termination of Mr. Roth’s employment with Interpublic, any unvested Options will be forfeited.

•       A grant of 450,000 performance-based restricted shares (the “Restricted Shares”) under the 2004 PIP. At grant, the Restricted Shares had an aggregate value of $6,120,000 and a risk-adjusted value of $4,500,000. The Restricted Shares will only vest if certain performance conditions are met (subject to accelerated vesting of a portion of the Restricted Shares on a change of control of Interpublic, as described below). In particular:

— 150,000 of the Restricted Shares will vest on the second anniversary of the grant date, subject to Mr. Roth’s continued employment with Interpublic through such date, if: (1) Interpublic attains cumulative constant dollar revenue reflecting average annual growth of 4.5% or better in 2005—2006; (2) in 2006, Interpublic’s constant dollar revenue growth equals or exceeds 5%; and (3) Interpublic’s average operating margins during 2005 and 2006 are at 10.5% or higher. In the event these performance targets are not achieved, these Restricted Shares will be forfeited.

— 300,000 of the Restricted Shares will vest on the fifth anniversary of the grant date, subject to Mr. Roth’s continued employment with Interpublic through such date, if: (1) Interpublic’s average constant-dollar revenue growth for the 2007—2009 period is 6.3% or higher; (2) during 2009, constant dollar revenue growth is at least 7%; (3) Interpublic’s average operating margins during the period from 2007—2009 are at 14.7% or higher; (4) cumulative constant dollar revenue during the period from 2005—2010 is $35.6 billion or greater; and (5) cumulative operating income during the period from 2005—2010 is $4.7 billion or greater. In the event these performance targets are not achieved, these Restricted Shares will be forfeited.

The Board of Directors of Interpublic retains discretion to make adjustments to the performance goals in the event of extraordinary corporate events, such as acquisitions or divestitures.

If Mr. Roth’s employment terminates for any reason prior to the vesting of the Restricted Shares, the unvested Restricted Shares will be forfeited. A pro rata portion of any unvested portion of the Restricted Shares will vest in the event of a “change of control” of Interpublic, as such term is defined in Mr. Roth’s executive severance agreement described in greater detail on page 27 of this proxy statement. The pro-rata portion will be determined based on a fraction the numerator of which will equal the number of months elapsed since the grant date plus 12 and the denominator will equal to 60.

Mr. Roth’s 2005 annual incentive award reflected the same corporate financial objectives as was noted above  for other participants; his award was impacted to the same extent as others. In addition, the Committee considered Mr. Roth’s performance against high-priority objectives that were established before the beginning of the year, including separate objectives under the category of financial performance, governance and leadership. Taking into account both Interpublic’s financial performance, as well as Mr. Roth’s individual achievements, the Committee recommended and the Board of Directors approved a total award for 2005 of $1,350,000. In recommending this award to the full Board, the Committee made note of the following accomplishments:

•       Positioning Interpublic financially to optimize its turnaround and business improvement activities in 2006 and beyond;

•       Leading Interpublic closer to full compliance with section 404 of the Sarbanes-Oxley Act, including the execution of a staff plan to enhance IPG’s financial capabilities;

•       Implementing a succession and talent management plan for the parent company as well as key operating units; and

•       Actively participating in efforts to improve relations with key institutional shareholders and major clients.

At the Committee’s December 2005 meeting, Hewitt Associates reviewed competitive pay data for the Chairman and Chief Executive Officer position as part of the Committee’s annual review. At the Committee’s February 2006 meeting, after considering Hewitt Associates’ analysis and recommendation, and after the Committee completed its annual assessment of Mr. Roth’s performance, the Committee decided to adjust Mr. Roth’s compensation by increasing his annual incentive target from 133% to 150% of his base salary and his long-term incentive target from $3,000,000 to $5,000,000. At the same time, the Committee decided to make no adjustment to Mr. Roth’s base salary. The Committee believed that these actions were appropriate to ensure Mr. Roth’s compensation reflected the competitive labor market and the Committee’s commitment to emphasize performance-based compensation aligned with shareholders’ interests.

Executive Compensation for 2006

In 2006, we will continue to review and align executive programs to the three key principles outlined at the beginning of this report. Interpublic is a talent-driven company, with the quality of our people being our brand and primary source of leverage. The design of compensation programs at all levels of Interpublic must start with this premise.

Generally, in order to maintain the organizational capabilities and workforce required to compete and succeed, talent-driven companies must focus to a larger extent on the external competitiveness of compensation opportunities as the motivational aspects of program design.

Additionally, over the past several years, the need for specific types of executive talent has become acute, particularly for companies such as Interpublic that are undergoing a business transformation or turnaround. IPG has aggressively sought experienced, high performing individuals to help ensure a successful transformation.

Key elements of IPG’s compensation strategy have centered on effectively using all elements of total compensation to better align executives to the organization at key junctures in their career, use longer-term solutions that drive retention, and performance-based pay vehicles to drive behaviors, results, and ultimately shareholder value. The use of equity also supports our ability to attract outstanding external talent to Interpublic, and equity is a prominent compensation element in all of our senior executive hires.

It is critical that this aspect of our pay strategy be supported through a variety of equity-based plans, and increased prominence of long-term incentives in the pay mix of senior leaders. As part of our efforts in 2006, the Committee has endorsed management’s proposal, and the Board of Directors has directed that there be submitted to shareholders for approval at the 2006 Annual Meeting, the proposed 2006 Performance Incentive Plan, which, if approved by shareholders, will replace the 2004 Performance Incentive Plan, giving Interpublic the shares necessary to award grants in 2006 and 2007  For a description of the 2006 Performance Incentive Plan, please refer to the discussion in the proxy statement under the heading “Proposal to Adopt the 2006 Performance Incentive Plan” and the text of the new plan, which is attached as Appendix A.

IPG is at a critical point in its transformation. While the specific circumstances may be unique to Interpublic, the strategic use of equity to support our talent goals is wholly consistent with the strategies used by other talent-driven organizations, including those with whom we compete most directly for our employees and leaders.

Conclusion

Attracting, motivating and retaining talented employees and managers is central to our mission of increasing long-term shareholder value. Aligning our executives’ interests to our shareholders, making certain that compensation is linked to performance, and ensuring that executive compensation is competitive within the source markets for Interpublic’s talent are our objectives and the cornerstones of our methodology. We believe that Interpublic’s 2005 executive compensation program met these objectives.

Respectfully submitted,
Reginald K. Brack, Chair
H. John Geeniaus
J. Phillip Samper

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
THE S&P 500 AND PEER GROUP INDICES(2)

	2000	2001	2002	2003	2004	2005
Interpublic	100.0	70.20	34.06	37.73	32.41	23.34
S & P 500	100.0	88.12	68.64	88.33	97.94	102.75
Peer Group	100.0	86.97	57.43	74.05	74.19	71.35

(1)          Assumes $100 is invested on December 31, 2000, and that all dividends are reinvested.

(2)          The Peer Group index for 2005 consists of Interpublic, Omnicom and WPP Group. The Peer Group also included, for years prior to 2005, Grey Advertising which was acquired by WPP Group on March 2003, for years prior to 2003, Cordiant plc, which was acquired by WPP Group on August 1, 2003, and for years prior to 2001, True North Communications, Inc., which was acquired by Interpublic in June 2001. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Interpublic’s directors and executive officers, and persons who beneficially own more than 10 percent of a registered class of Interpublic’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Interpublic’s equity securities.

To Interpublic’s knowledge, based upon the reports filed or written statements that no such reports were required to be filed, during the fiscal year ended December 31, 2005, none of Interpublic’s directors or executive officers failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

2. PROPOSAL TO ADOPT THE 2006 PERFORMANCE INCENTIVE PLAN

The Board of Directors has adopted, and is submitting to stockholders for approval, The Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “Plan”).

Background

The Board of Directors is recommending that stockholders approve the Plan. The number of shares of Common Stock initially available for grant in long-term incentive compensation awards under the Plan is: 6 million shares for stock options and stock appreciation rights, and 33 million shares for performance-based shares, restricted stock and other stock-based awards, in addition to shares currently available for issuance under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan (the “2004 Plan”).

The Plan will assist Interpublic to further align employee and stockholder interests, closely link employee compensation with Interpublic’s performance and maintain high levels of employee stock ownership. Interpublic expects that approximately two thirds of the 33 million shares will be used as performance-based shares with the full amount issued only if defined maximum financial performance levels are achieved. Interpublic strongly believes that the emphasis of the Plan on employee stock ownership with performance-based criteria will play an integral role in Interpublic’s turnaround and future success. Therefore, the approval of the Plan is vitally important.

The Plan provides an essential component of the total compensation package offered to key employees. It reflects the importance placed by Interpublic on motivating employees to achieve superior results over a long term and paying employees based on that kind of achievement. The Plan will also assist Interpublic to attract and retain key employee talent. See Report of the Compensation Committee on page 31.

Among the key features of the Plan, which the Board of Directors believes reflect Interpublic’s strong commitment to sound compensation and governance practices, are the following:

•       The authorization for future issuance of up to 6 million shares for stock options and stock appreciation rights, and 33 million shares for other stock-based awards, in addition to the 2.4 million shares currently available for issuance under the 2004 Plan, represents approximately 9.5 percent of the shares currently outstanding. Any subsequent increase in authorized shares (not including any increase from shares underlying canceled awards or shares that are withheld or tendered to pay an option exercise price or to satisfy withholding obligations) would be subject to stockholder approval.

•       Prohibitions of stock option repricings, discounted stock options, reload stock options and loans to Plan participants.

•       The administration of the Plan by the Compensation Committee, which is comprised solely of non-employee directors who qualify as independent under the rules of the NYSE.

While future needs will depend on actual grant practices, potential future hires and the price of the Common Stock, the Board of Directors currently believes that the shares of Common Stock authorized for issuance under the Plan will be sufficient to meet Interpublic’s incentive compensation needs for at least a two-year period.

If the Plan is approved by stockholders at the Annual Meeting, no further awards will be made under the 2004 Plan.

Description of the Plan

The text of the Plan is attached hereto as Appendix A and is hereby incorporated by reference. The following description of the Plan is qualified in its entirety by reference to the text of the Plan.

Purposes of the Plan

The purposes of the Plan are to promote the interests of Interpublic by enabling Interpublic to:

•       attract, retain, and motivate talented employees,

•       provide the participants in the Plan with incentives tied to the achievement of business, financial and strategic objectives of Interpublic and its subsidiaries and affiliates, and

•       provide the participants in the Plan with equity-based incentives and subsequent equity ownership opportunities, including incentives and opportunities tied to Interpublic’s Common Stock.

Administration

The terms of the Plan require that it be administered by a committee (the “Committee”) appointed by the Board of Directors that satisfies the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee’s powers include the powers to designate participants in the Plan, to determine the nature and size of awards, and to interpret the Plan (including to correct defects, remedy omissions, and resolve ambiguities and inconsistencies).

Under Rule 16b-3 under the Exchange Act, the Committee must be composed solely of two or more members of the Board of Directors who are not employees of Interpublic and who do not have any other disqualifying affiliations with Interpublic. The Board of Directors has assigned the responsibility for the administration of the Plan to its Compensation Committee.

If the Committee deems it advisable, it may delegate its authority under the Plan to the extent permitted by applicable law to one or more of its members or to one or more persons other than its members, except that (i) no such delegation of authority is permitted with respect to the participation in the Plan of persons who are subject to Section 16 of the Exchange Act and (ii) any award granted to a person to whom authority is delegated must be granted directly by the Committee. No member of the Committee, or any other non-employee director, is eligible to receive an award under the Plan.

Eligibility

Any employee of Interpublic, or any of its subsidiaries or affiliates (defined generally to include any corporation or other entity in which Interpublic directly or indirectly owns at least a 40% interest), that the Committee determines to be responsible for, or able to contribute to, the growth, profitability, and success of Interpublic is eligible to participate in the Plan. Approximately 5,600 employees of Interpublic and its subsidiaries and affiliates will be eligible to participate in the Plan. Directors who are not employees of Interpublic or any of its subsidiaries or affiliates are not eligible to participate in the Plan.

Shares Available for Awards

Subject to adjustment as described under the heading “Adjustments,” below, the number of shares of Common Stock reserved for awards under the Plan is: 6 million shares for stock options and stock appreciation rights, of which no more than 200,000 shares may be the subject of incentive stock option awards in any calendar year, and 35.4 million shares (which includes 2.4 million shares available for issuance under the 2004 Plan) for other stock-based awards; plus shares underlying any outstanding awards under any prior plan that are canceled and shares that are tendered or withheld to pay the exercise price of an option or to satisfy withholding tax obligations with respect to any awards under the Plan or any prior plan.

In determining at any time the number of shares of Common Stock available in the respective share pools for future awards under the Plan, the following rules will apply: the number of shares covered by an award will count against the limitation on the number of shares available for awards under the Plan only to the extent that the shares are actually issued, except that the full number of shares with respect to which stock appreciation rights are settled by the issuance of shares will count against the number of shares available for grant under the Plan, regardless of the number of shares actually issued. Any shares related to awards that are canceled (whether by expiration, forfeiture, withholding, or otherwise) without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged (prior to the issuance of shares) for awards not involving shares, will be available again for grant under the Plan; any such shares that were the subject of options or stock appreciation rights will be available for grant only as the subject of options or stock appreciation rights, and any such shares that were the subject of other awards will be available for grant only as the subject of awards other than options or stock appreciation rights.

In addition, any shares of Common Stock underlying awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Interpublic or one of its subsidiaries or affiliates or with which Interpublic or one of its subsidiaries or affiliates combines, will not, unless required by law or regulation, be counted against the number of shares of Common Stock available for awards under the Plan.

The shares of Common Stock issuable under the Plan may be either authorized but unissued shares or shares held in treasury and not reserved for some other purpose.

Types of Awards

The following types of awards may be made to eligible employees under the Plan:

•       stock options and stock appreciation rights,

•       restricted stock,

•       restricted stock units,

•       performance shares, performance units, and other stock-based awards,

•       management incentive compensation performance awards, and

•       shares in lieu of cash

The selection of employees to receive awards, the type and amount of an award, and the terms and conditions of an award all are matters that are determined in the sole discretion of the Committee.

Stock Options and Stock Appreciation Rights   Stock options granted under the Plan may be either incentive stock options (“ISOs”) that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not intended to meet such requirements (“nonstatutory stock options”). No participant may receive stock options and stock appreciation rights with respect to more than 500,000 shares of Common Stock in any calendar year (adjusted as described under the heading “Adjustments,” below). The Plan prohibits the Committee from granting any stock option with a so-called “reload” feature (under which the holder of a stock option is automatically granted additional stock options to the extent the holder tenders shares of Common Stock to pay the exercise price of the stock option or to satisfy tax withholding obligations associated with the exercise).

The exercise price of a stock option, and the grant price of a stock appreciation right, may not be less than 100% of the fair market value of the Common Stock on the date of the grant. The term of a stock option or stock appreciation right may not be longer than 10 years. Each stock option and stock appreciation right may be exercised at such times and subject to such terms and conditions as the Committee may specify at the time of the grant or thereafter; provided that, except in the event of the retirement, death or disability of the holder or upon the occurrence of a “change of control” (as hereinafter defined), a stock option or stock appreciation right may not be exercised in whole or in part during the twelve-month period following the grant. Payment of the exercise price of a stock option may be made (i) in cash or its equivalent, (ii) if and to the extent permitted by the Committee, by exchanging shares of Common Stock that have been owned by the optionholder without restriction for a period of at least six months, or (iii) by a combination of the foregoing. The Plan prohibits the Committee from authorizing a loan to a holder of a stock option for the purpose of enabling the holder to pay all or any portion of the option exercise price or the associated tax withholding obligations.

Restricted Stock   Restricted stock is Common Stock that is granted to an employee that is subject to forfeiture (i.e., not vested) until the satisfaction of such terms and conditions as the Committee may determine. The conditions may be employment-based, performance-based, or both. Employment-based awards of restricted stock vest if the holder completes a period of employment designated by the Committee. Performance-based awards of restricted stock vest to the extent that performance objectives established by the Committee are attained. The period during which restricted stock is subject to forfeiture is referred to as the “restricted period.”

The performance criteria selected by the Committee for performance-based awards of restricted stock must be based on one or more of the following criteria:

•       earnings per share (basic or diluted),

•       operating income, operating income growth, or operating profit after tax,

•       net operating profit,

•       gross or operating margins,

•       operating efficiency,

•       revenue or revenue growth,

•       organic revenue growth,

•       return on equity,

•       share price (including, but not limited to, growth measures and total shareholder return),

•       cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

•       earnings before interest, taxes, depreciation and/or amortization,

•       net earnings or net income (before or after taxes),

•       net sales or revenue growth,

•       return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue),

•       productivity ratios,

•       expense targets,

•       market share,

•       customer satisfaction,

•       working capital targets,

•       economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital), or

•       any other criteria selected by the Committee in the case of any recipient of an award who is not a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code.

The foregoing performance criteria may relate to the performance of (i) Interpublic, (ii) a subsidiary of Interpublic, (iii) an affiliate of Interpublic, (iv) a division or unit of Interpublic or any subsidiary or any affiliate of Interpublic, (v) an office, group of agencies, or all or part of any agency system of Interpublic, (vi) the recipient of the award, or (vii) any combination of the foregoing, over a period established by the Committee, as measured either in absolute terms or in comparison with the performance of other companies.

In any calendar year, no participant may be granted performance-based awards of restricted stock and restricted stock units relating in the aggregate to more than 500,000 shares of Common Stock (adjusted as described under the heading “Adjustments,” below).

Until the end of the restricted period, shares of restricted stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by the holder. Except in the event of the retirement, death or disability of the holder or upon the occurrence of a “change of control” (as hereinafter defined), the restricted period may not be less than one year. Subject to such terms, conditions, and restrictions as may be imposed by the Committee, the holder, during the restricted period, otherwise has absolute ownership of the restricted shares, including the right to vote and receive dividends on the shares. A holder of restricted stock may irrevocably elect to have any withholding tax obligation associated with the lapse of restrictions on restricted stock satisfied by (i) having Interpublic withhold shares of restricted stock otherwise deliverable to the participant or (ii) delivering to Interpublic such restricted stock or other shares of Common Stock; provided that the Committee may, in its discretion, disapprove any such election.

Restricted Stock Units   A restricted stock unit is a contractual right to receive a payment, in cash or in shares of common stock, as determined by the Committee, that is based on the fair market value of a share of Common Stock and that becomes vested and nonforfeitable upon the attainment of conditions established by the Committee. Vesting may be employment-based, performance-based, or both. Employment-based awards of restricted stock units vest if the holder completes a period of employment designated by the Committee. Performance-based awards of restricted stock units vest to the extent that performance objectives established by the Committee are attained. The performance criteria that may be selected by the Committee for performance-based awards of restricted stock units are the same as those described above with respect to the vesting of performance-based restricted stock awards. The period before a restricted stock unit becomes vested is referred to as the “restricted period.”

In any calendar year, no participant may be granted performance-based awards of restricted stock and restricted stock units relating in the aggregate to more than 500,000 shares of Common Stock (adjusted as described under the heading “Adjustments,” below).

Restricted stock units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of at any time. Except in the event of the retirement, death or disability of the holder or upon the occurrence of a “change of control” (as hereinafter defined), the restricted period may not be less than one year. The holder of a restricted stock unit has no ownership interest in the shares of Common Stock to which the restricted stock unit relates unless and until a payment in respect thereof is made in shares of Common Stock.

Performance Shares, Performance Units, and Other Stock-Based Awards   Performance shares and performance units represent a contractual right of the holder to receive a payment that becomes vested upon the attainment of performance objectives established by the Committee relating to one or more of the same criteria described above with respect to the vesting of performance-based restricted stock awards. The Committee may also grant other types of stock-based awards not otherwise described by the terms of the Plan. The number of performance shares, performance units, and other stock-based awards granted to an employee, the applicable performance objectives, the performance period and all other terms and conditions of a performance share, performance unit, or other stock-based award are determined in the discretion of the Committee. Performance shares, performance units, and other stock-based awards may be settled in cash, in shares of Common Stock or a combination of cash and shares, as determined by the Committee. The maximum that may be paid to a holder with respect to a performance share, performance unit, and other stock-based award for any three-year performance period is 500,000 shares (adjusted as described under the heading “Adjustments,” below); for purposes of calculating the amount of any such award, the value of shares will be determined on the vesting or payout date.

Management Incentive Compensation Performance Awards   Under the management incentive compensation performance award component of the Plan, the Committee in its sole discretion is authorized to make management incentive compensation awards (“MICP awards”) to employees of Interpublic and its subsidiaries and affiliates, subject to the limitation that no single individual is permitted to receive in any calendar year an award in excess of $5 million (prorated to reflect the length of the period for which the MICP award is granted). The amount of any MICP awards is determined by the Committee and is contingent upon the achievement of performance objectives relating to one or more of the performance criteria that are the same as those described above with respect to the vesting of performance-based restricted stock awards.

MICP awards may be made in cash, shares of Common Stock, or a combination of cash and shares. The Committee in its discretion may direct that up to 75% of an individual’s MICP award may be paid on a deferred basis, subject to such terms and conditions as the Committee may prescribe.

Shares in Lieu of Cash   The Committee may award shares of Common Stock in lieu of all or part of any compensation that otherwise is payable in cash to an employee by Interpublic or any of its subsidiaries or affiliates. If shares of Common Stock are issued in lieu of cash, the number of shares to be issued must have a fair market value equal to or less than the amount of cash otherwise payable.

Foreign Benefits

The Committee may grant awards to employees of Interpublic and its subsidiaries and affiliates who reside in jurisdictions outside the United States. The Committee may adopt such supplements to the Plan as may be necessary to comply with applicable laws of such jurisdictions and to afford participants favorable treatment under such laws; provided that no award may be granted under any such supplement on the basis of terms or conditions that are inconsistent with provisions of the Plan.

Unvested Awards Upon Termination of Employment

If the employment of the holder of an award terminates for any reason, any nonvested portion of the award will be forfeited, unless the Committee in its sole discretion determines otherwise, except that only in the case of the retirement, death or disability of the holder may the Committee allow an award to become vested prior to the first anniversary of the grant. If the employment of the holder of an award terminates for “cause,” all of his outstanding awards will be canceled unless otherwise provided in the applicable award agreement.

Nontransferability

Unless the Committee shall permit (on such terms and conditions as it shall establish) an award to be transferred to a member of a participant’s immediate family or to a trust, partnership, corporation, or similar vehicle, the parties in interest in which are limited to the participant and members of the participant’s immediate family, no award may be assignable, transferable, or subject to a lien, except by will or by the laws of descent and distribution.

Change of Control

Unless the Board determines otherwise (as provided in an award agreement), upon the occurrence of a “change of control,” all awards then outstanding will immediately become fully vested and any performance-based awards and MICP awards will pay at maximum. A change of control is defined by the Plan to mean the occurrence of any of the following events: (i) any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of Interpublic’s then outstanding voting securities, (ii) a tender offer or exchange offer (other than an offer by Interpublic), pursuant to which 20% or more of the then outstanding shares of Common Stock were purchased, expires, (iii) the stockholders of Interpublic approve an agreement to merge or consolidate with another corporation and the surviving corporation is neither Interpublic nor a corporation that was, prior to the merger or consolidation, a subsidiary of Interpublic, (iv) the stockholders approve an agreement (including a plan of liquidation) to sell or otherwise to dispose of all or substantially all of Interpublic’s assets, or (v) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by Interpublic’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or who were elected by directors who were directors at the beginning of the period.

Adjustments

If the Committee at any time determines that a “corporate transaction” has occurred that affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Plan, the Committee may, in such manner as the Committee deems equitable, adjust any or all of (i) the number and kind of shares that thereafter may be made the subject of awards, (ii) the number and kind of shares that are subject to outstanding awards, and (iii) the grant, exercise, or conversion price of any award. In addition, the Committee may make provisions for a cash payment (in lieu of stock) to a participant or other person holding an outstanding award. A “corporate transaction” is defined by the Plan to mean any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

Repricing of Options

Except adjustments to preserve, or prevent the enlargement of, benefits of a participant in the Plan in connection with a corporate transaction (as defined above), the Committee is not permitted to reprice stock options without the approval of Interpublic’s shareholders.

Amendment of the Plan

The Board of Directors or the Committee may amend, suspend, or terminate the Plan, or any portion thereof, at any time; provided that no amendment may be made without shareholder approval if (i) shareholder approval is required by law, regulation or stock exchange listing requirement or (ii) if the amendment would increase the number of shares of Common Stock available for awards under the Plan, other than in connection with a corporate transaction as described above. Without the written consent of an affected participant, no termination, suspension, or modification of the Plan may adversely affect any right of such participant under the terms of an award granted before the date of such termination, suspension, or modification.

Use of Proceeds

All proceeds received by Interpublic from the sale of shares of Common Stock under the Plan will be used for general corporate purposes.

Effective Date and Duration of the Plan

The Plan will become effective on the date that it is approved by Interpublic’s stockholders. No awards may be granted under the Plan after the annual meeting of Interpublic’s stockholders in 2012. Upon stockholder approval of the Plan, no further awards may be made under the 2004 Plan.

U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of awards under the Plan, based on the current provisions of the Internal Revenue Code and the regulations thereunder, with respect to employees who are subject to U.S. income tax are as follows:

The grant of an option to an employee will have no tax consequences to the employee or to Interpublic or its subsidiaries or affiliates. In general, upon the exercise of an ISO, the employee will not recognize income, and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax. When an employee disposes of ISO shares, the difference between the exercise price and the amount realized by the employee will, in general, constitute capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, (i) the portion of any gain realized by the employee upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, (ii) the balance of any gain or any loss will be treated as a capital gain or loss, and (iii) the employer generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee. If an employee exercises an ISO more than three months after his termination of employment with Interpublic and any subsidiary in which Interpublic owns at least 50% of the voting power (or one year after his termination of employment if the reason for the termination is disability), the option will be treated for tax purposes as a nonstatutory stock option, as described below.

In general, upon the exercise of a nonstatutory stock option, the employee will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the employer generally will be entitled to a tax deduction in the same amount.

With respect to other awards that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the employee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

In the case of an award to an employee that is settled in shares that are nontransferable and subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

An employee whose shares are both nontransferable and subject to a substantial risk of forfeiture may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture. If an employee makes this election, the amount of ordinary income, and the amount of the employer’s tax deduction, are determined as of the date of receipt, rather than upon the expiration of the applicable restrictions.

When an employee sells any shares acquired under a nonqualified stock option or any other award other than an ISO, the employee will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the shares and the employee’s basis in the shares. In general, the employee’s basis in any such shares will be equal to the amount of ordinary income recognized in connection with the receipt of the shares plus any amount paid for the shares.

When a cash payment is made to an employee, the employee will recognize the amount of the cash payment as ordinary income, and the employer generally will be entitled to a tax deduction in the same amount.

In general, a corporation is denied a deduction for any compensation paid to its chief executive officer or to any of its four most highly compensated officers (other than the chief executive officer) to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. “Performance-based compensation” is not subject to this deduction limit. The Plan permits the grant of both awards that qualify as performance-based compensation, such as options, stock appreciation rights, performance-based restricted stock and restricted stock units, and MICP awards, and awards that do not so qualify, such as employment-based restricted stock and restricted stock units, and awards of shares of Common Stock in lieu of cash.

In general, the value of any accelerated vesting or payment, or any increase in the amount, of an award under the Plan as a result of a change of control might be subject to federal tax rules tha apply to “parachute payments.” In general, if the present value of all compensation to a “disqualified individual” (any one of a limited class of stockholders, officers, and highly compensated employees) that is contingent on a change in control (as defined in the Code and Treasury regulations) equals or exceeds three times the individual’s “base amount” (annualized compensation over a five-year period), the individual will be subject to a 20% excise tax on the excess of the compensation that is contingent on the change in control over the individual’s base amount, and the employer will be denied a tax deduction for such excess. For purposes of the tax rule, payments outside of the Plan that are contingent on a change in control are added to the value of such compensation payable under the Plan. In any event, any amount that represents reasonable compensation for services actually rendered will not be treated as compensation that is contingent on a change in control.

New Plan Benefits

The selection of employees to receive awards under the Plan will be determined by the Committee in its discretion. Therefore, the actual value of benefits under the Plan that will be received by any individual or group is not determinable. On April 19, 2006, the closing price of the Common Stock on the New York Stock Exchange was $9.39 per share.

Vote Required

The affirmative vote of a majority of the shares of the Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required to approve the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 2006
PERFORMANCE INCENTIVE PLAN.

3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the independent registered public accounting firm of Interpublic for 2005. This firm has been Interpublic’s independent auditors since 1952. PricewaterhouseCoopers LLP has advised Interpublic that they are an independent registered public accounting firm with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the SEC.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Interpublic is submitting to the vote of shareholders at the annual Meeting a proposal to confirm the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Interpublic for the year 2006. Interpublic is submitting this proposal to you because the Board of Directors believes that such action follows sound corporate practice. If you do not confirm the appointment of the independent registered public accounting firm, the Board of Directors will consider it a direction to consider selecting other auditors for 2007. However, even if you confirm the appointment, the Board of Directors may still appoint a new independent registered public accounting firm at any time during 2006 if it believes that such a change would be in the best interests of Interpublic and its stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit services performed in connection with the consolidated financial statements and reports for fiscal years 2005 and 2004, respectively, and for other services rendered during those years with respect to Interpublic and its subsidiaries.

Fee Category	2005	% of Total	2004	% of Total
Audit Fees	$82,249,000	92%	$81,210,000	88%
Audit Related Fees	1,375,515	2%	3,692,100	4%
Tax Fees	5,444,000	6%	7,768,000	8%
All Other Fees	—		—
Total Fees	$89,068,515	100%	$92,670,100	100%

Audit Fees:   Consists of fees billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit Related Fees:   Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connections with acquisitions/divestitures, assisting Interpublic with its preparations for compliance with Section 404 of the Sarbanes Oxley Act of 2002, advice on policies and procedures regarding the financial statement close process, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:   Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consist of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

All Other Fees:   There were no amounts that comprised other fees

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee approves all audit and permissible non-audit services provided by the independent auditors. The permissible non-audit services may include audit-related services, tax-related services and all other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to its Chairman for projects less than $100,000, who must report any decision to the Audit Committee at the next scheduled meeting.

The affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

4. STOCKHOLDERS’ PROPOSAL ENTITLED “SEPARATE THE ROLES OF CEO AND CHAIRMAN”

Interpublic is advised that a stockholder intends to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The name and address of this stockholder and the number of shares of Common Stock the stockholder has stated that he owns will be furnished to any shareholder by Interpublic promptly upon receipt by Interpublic of an oral or written request for such information. The text of the stockholder’s proposal and supporting statement is as follows:

Text of Shareholder Proposal

Resolved: Shareholders request that our Board establish a policy (in our bylaws if practicable) of separating the roles of CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company serves as our Chairman whenever possible.

Supporting Statement

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

When a person acts both as a company’s Chairman and its CEO, a vital separation of power is eliminated—and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•       We had no Independent Chairman—Independent oversight concern.

•       Cumulative voting was not allowed.

•       We had 2 directors with non-director links to our company, compounded by having 2 insider directors—Independence concerns.

•       There were 3 CEOs on our key Audit Committee—Over-extension concern.

Additionally:

•       Our 8K (filed June 28, 2005) said our company continued to take remedial actions to address our weak internal controls. This was expected to continue into 2006. Until material control weaknesses are remedied, our company will continue to rely heavily on manual procedures.

•       Our Form 12b-25 (filed March 17, 2005) said our company was unable to file its 2004 Annual Report because it has not completed the preparation of its consolidated financial statements. This delay was due to the need to determine whether a restatement was required for prior financial statements.

These less-than-best practices reinforce the reason to take one step forward and separate the roles of CEO and Chairman.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mismanagement and/or  corruption, the Chairman also served as CEO. When a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improprieties or mismanagement and directors disagree, with whom do they lodge complaints? The Chairman?

Separate the Roles of CEO and Chairman
Yes on 4

Interpublic’s Statement in Opposition

The Board believes strongly that it should have the discretion of deciding if and when Interpublic is best served by a chairman who acts in a dual role as chief executive officer. The Board, after careful consideration, determined that having Michael I. Roth in the combined role of board chair and chief executive officer (“CEO”) provides Interpublic with most efficient and effective leadership model. Consequently, on January 19, 2005, Interpublic amended Mr. Roth’s employment agreement to provide that he serve as Chairman and Chief Executive Officer.

The Board believes that the corporate governance measures that the Board adopted in 2003 ensure that strong, independent directors continue to effectively oversee our management and to provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in our Governance Principles, these measures include the designation of a Presiding Director. Effective May 25, 2006, Richard Goldstein, an independent director, will become the board’s Presiding Director, replacing Mr. Borelli, who previously served in this capacity and whose term will expire on that date. In that role, Mr. Goldstein will (1) consult regularly with our the CEO on matters related to the board of directors, including the board agendas, (2) be available to be consulted by any of Interpublic’s senior executives as to any concerns they may have and (3) preside at executive sessions of the board and serve as the liaison for communications to the CEO regarding such sessions.

This is not an area where “one size fits all.” According to a May 2005 report from Investor Responsibility Research Center, only 11% of S&P 1,500 companies have an independent chairman. The 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership, and that it is most important that an independent director serve as a focal point for the work of the independent directors. The Board believes that the Presiding Director serves as such a focal point.

The Board is structured to promote independence. Six of the eight current directors are independent directors, which is well above the majority of independent directors mandated by the New York Stock Exchange. Interpublic’s Corporate Governance Committee (responsible for identifying and recommending nominees for election to the Board), the  Compensation Committee (responsible for setting the compensation of all officers of Interpublic, including the CEO) and the Audit Committee (responsible for considering the quality and integrity of Interpublic’s financial statements) consist entirely of independent, non-employee directors. Committee chairs approve agendas and materials for their committee meetings. Non-management directors meet in executive sessions that are not attended by management at least four times each year. Each director is an equal participant in decisions made by the full board, and the Presiding Director and the independent directors communicate regularly with the chief executive officer regarding appropriate board agenda topics and other board related matters.

There is no benefit in limiting the Board’s authority to choose the person it believes would best serve as chairman of the board. Interpublic’s board already has the authority to appoint an independent director as chairman. The proposal would therefore eliminate the flexibility of the board to consider whether a member of management is best positioned to serve in that role at any given time. Rigid application of the proposal would deprive the board of the ability to evaluate the particular needs of Interpublic, the specific qualifications of the individual in question and the particular facts and circumstances of Interpublic, as it considers candidates for chairman. The Board believes that shareowners are best served by a board that can adapt its structure to the needs of Interpublic and the capabilities of its directors and senior executives.

The Board is focused on Interpublic’s corporate governance practices and will continue to reevaluate its policies on an ongoing basis. In view of Interpublic’s highly independent board, Interpublic’s strong corporate governance practices and the fact that Interpublic has a Presiding Director, the Board believes that the shareholder proposal is unnecessary and would not strengthen the board’s independence or oversight functions. We believe it would be detrimental to shareowner interests to remove the board’s business judgment to decide who is the best person to serve as chairman under particular circumstances that exist from time to time, whether such person is independent or a member of management. The Board will continue to reexamine its policies on an ongoing basis to ensure that its corporate governance sufficiently addresses Interpublic’s needs.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

5. STOCKHOLDERS’ PROPOSAL ENTITLED “RECOUP UNEARNED MANAGEMENT BONUSES”

Interpublic is advised that a stockholder intends to present the proposal set forth below for consideration and action by stockholders at the Annual Meeting. The name and address of this stockholder and the number of shares of Common Stock the stockholder has stated that such stockholder owns will be furnished to any stockholder by Interpublic promptly upon receipt by Interpublic of an oral or written request for such information. The text of the stockholder’s proposal and supporting statement is as follows:

Text of Stockholder Proposal

RESOLVED: Shareholders request our board of directors to adopt a policy (in our bylaw if practicable) whereby, in the event of a restatement of financial results, our board will review all bonuses and other awards that were made to senior executives on the basis of having met or exceeded performance targets during the period of the restatement and will recoup for the benefit of our company all such bonuses or awards to the extent that these performance targets were not achieved.

This would include that all applicable employment agreements and compensation plans adopt enabling or consistent text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans.

Supporting Statement

Similar to Proposal Voted at Computer Associates

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should be enabled, by adoption of this proposal, to recoup executive pay that was not earned or deserved.

Incentive pay needs to focus on motivating senior executives

Our Form 12b-25 (filed March 17, 2005) said our company was unable to file its 2004 Annual Report because it had not completed the preparation of its consolidated financial statements. This delay was due to the need to determine whether a restatement was required for prior financial statements.

Our 8K (filed June 28,2005) said our company continued to take remedial actions to address our weak internal controls. This was expected to continue into 2006. Until material control weaknesses are remedied, our company will continue to rely heavily on manual procedures.

On September 30, 2005 our company provided detail on its restatement of 2000 to 2004 results.

It is not enough for IPG’s compensation system to encourage good work. It needs also to discourage bad work and misstatement of results.

Recoup Unearned Management Bonuses
Yes on 5

Interpublic’s Statement in Opposition

Interpublic’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate executives to maximize stockholder returns. The Compensation Committee of the Board, which is composed solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of Interpublic and its stockholders, which includes a review of executive performance-based compensation when results are restated due to fraud or misconduct. Consequently, the Board has implemented a policy that it believes addresses the issue raised by the proponent, while preserving the Board’s ability to fulfill its fiduciary obligations to Interpublic and its stockholders. In contrast, the shareholder proposal adopts an overly rigid approach to this issue, one that would require the Board to mechanistically recoup bonuses in inequitable circumstances and potentially violate Interpublic’s existing contractual commitments. Accordingly, after careful consideration, the Board recommends a vote against the stockholder’s proposal.

The Board has adopted a policy that addresses the concerns raised by the shareholder proposal.

The Board believes that the fundamental concerns expressed by the proposal are already largely addressed. The Board has implemented a policy that accomplishes many of the underlying goals raised by the proposal. In particular, the policy provides:

In the event of a significant restatement of financial results, our Board will review all bonuses that were made to senior executives on the basis of having met or exceeded specific performance targets for performance periods beginning after December 31, 2005 which occur during the restatement period. If such bonuses would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company all such bonuses to senior executives whose fraud or misconduct resulted in such restatement, as determined by the Board. For purposes of this policy, the term “senior executives” means executive officers for purposes of the Securities Exchange Act of 1934, as amended, and the term “bonuses” means bonuses and awards under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan (the “Plan”) or any equivalent incentive plan which supersedes the Plan.

The Shareholder Proposal would be difficult or impossible to implement.

In addition, the Board believes that it would be difficult or impossible to implement some aspects of the shareholder proposal because the proposal is vague in some respects. The proposal would presumably apply to all restatement situations, even restatements that were not caused by misconduct. In addition, it would apply to all senior executives, including those who have no role in the activity that lead to the restatement. Consequently, under this proposal, we would be compelled to achieve recoupment regardless of particular circumstances, including instances where success in these efforts would be unlikely or even impossible. For example, the existing agreements governing cash bonuses, stock options, restricted stock and other forms of compensation previously awarded to our senior executives do not provide for recoupment of awards in the event of a restatement. While future awards could include recoupment provisions, any attempts to recoup prior awards as contemplated by the proposal may contravene existing agreements. In addition, if a restatement relates to periods of more than one year, executives may be required to return money that may have been spent and/or for which tax returns have been filed.

The Board believes that this unqualified obligation to recoup performance-based compensation awarded to our senior executives as contemplated by the shareholder proposal would deprive our Board of the discretion and flexibility it requires in order to always act in the best interests of, and carry out its obligations to, Interpublic and its shareholders.

The Board believes it is important to preserve our ability to recruit and retain qualified senior executives.

As described above, this proposal would mandate recoupment of performance-based compensation awarded to senior executives in the event of a restatement impacting the achievement of performance targets.

This mandate could potentially subject a substantial portion of a senior executive’s performance-based compensation to the risk of forfeiture, even in circumstances where the Board would not otherwise deem it appropriate to pursue full or partial recoupment, in the exercise of its  discretion. Interpublic’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate executives to maximize stockholder returns. The Board believes that this risk would inhibit Interpublic’s ability to attract and retain qualified executives and other managers.

In summary, while the Board believes it appropriate to review performance-based compensation when Interpublic’s financial results are restated, Interpublic believes that the Board should be entitled to consider all of the attendant facts and circumstances and exercise prudent decision making over what course of action is taken when implementing the Board’s adopted policy. The Board further believes that mandatory recoupment would be impossible in some cases, and imposing this requirement would be contrary to the best interests of Interpublic and its shareholders.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and proxy statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s 2005 Annual Report and this Proxy Statement. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2005 Annual Report or this Proxy Statement and you would like to receive a separate copy , please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Interpublic’s Common Stock equivalent to the interest in Interpublic’s Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this document to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 22, 2006. If JPMorgan does not receive timely instructions, the Common Stock credited to that participant’s account, pursuant to the terms of the Trust Agreement executed by Interpublic and JPMorgan, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

SOLICITATION OF PROXIES

This solicitation of proxies is made on behalf of the Board of Directors of Interpublic. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax, e-mail or other means by officers, directors and employees of Interpublic, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees for the account of their customers will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by Interpublic. D.F. King & Co., New York, N.Y., has been retained to assist Interpublic in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $9,000, plus reasonable out-of-pocket expenses. Interpublic also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,
Nicholas J. Camera
Secretary
April 27, 2006

APPENDIX A

THE INTERPUBLIC GROUP OF COMPANIES, INC.
2006 PERFORMANCE INCENTIVE PLAN

Section 1.   Purpose.

The purposes of the Plan are to promote the interests of the Company and its shareholders by enabling the Company to:

(a)          attract, retain, and motivate talented individuals as Eligible Employees;

(b)         provide Eligible Employees with incentives tied to the achievement of business, financial, and strategic objectives of the Company and its Subsidiaries and Affiliates; and

(c)          provide Eligible Employees with equity-based incentives and subsequent equity ownership opportunities, including incentives and opportunities tied to the Company’s Common Stock.

Section 2.   Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in the Plan in capitalized form, shall have the meanings set forth below:

“Affiliate” means any corporation or other entity (other than the Company or one of its Subsidiaries) in which the Company directly or indirectly owns at least forty percent (40%) of the combined voting power of all classes of stock of the entity or at least forty percent (40%) of the ownership interests in the entity.

“Award” means any grant or award under the Plan, as evidenced in an Award Agreement.

“Award Agreement” means any written agreement with respect to an Award that is entered into and delivered to a Participant as provided in Section 11(a) hereof,.

“Board” means the Board of Directors of the Company.

“Cause” (i) has the meaning set forth in the employment agreement between a Participant and the  Interpublic Company the Participant is employed by, whether such employment agreement was entered into prior to or after an Award is granted under the Plan or (ii) if such  Interpublic Company and the Participant have not entered into an employment agreement, shall mean (1) any material breach by the Participant of Interpublic Policies and Procedures or the policies and procedures of the Interpublic Company the Participant is employed by, (2) the Participant’s unauthorized absence from duty for a period of time exceeding fifteen (15) consecutive business days or twenty (20) out of any thirty (30) consecutive business days (other than on account of permitted vacation or as permitted for illness, disability or authorized leave in accordance with the Interpublic Policies and Procedures); (3) misappropriation by the Participant of funds or property of any Interpublic Company, (4) fraud, dishonesty, gross negligence, or willful misconduct on the part of the Participant in the performance of his/her duties as an employee, (5) a felony conviction of the Participant; or (6) the Participant’s engaging in activities which are prohibited by (a) federal, state, or local laws, (b) Interpublic Policies and Procedures or (c) the policies of the Interpublic Company the Participant is employed by, prohibiting discrimination or harassment based on age, sex, race, religion, disability, national origin or any other protected category.

“Change of Control” means the occurrence of any of the following events:

(a)    any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any of its Subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b)   a tender offer or exchange offer (other than an offer by the Company), pursuant to which twenty percent (20%) or more of the then outstanding shares of Common Stock were purchased, expires; or

(c)    the stockholders of the Company approve an agreement to merge or consolidate with another corporation and the surviving corporation is neither the Company nor a corporation that was, prior to the merger or consolidation, a subsidiary of the Company; or

(d)   the stockholders approve an agreement (including a plan of liquidation) to sell or otherwise to dispose of all or substantially all of the Company’s assets; or

(e)    during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or who were elected by directors who were directors at the beginning of the period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee established by the Board pursuant to Section 3 hereof.

“Common Stock” means the Company’s $0.10 par value common stock.

“Company” means The Interpublic Group of Companies, Inc.

“Corporate Transaction” means any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

“Disability” means long-term disability as defined under the terms of the Company’s applicable long-term disability plans or policies.

“Eligible Employee” means any employee of the Company, its Subsidiaries, or its Affiliates determined by the Committee to be responsible for, or able to contribute to, the growth, profitability, and success of the Company. However, this term does not include directors who are not employees of such entities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means those persons who are officers of the Company within the meaning of Rule 16a-l(f) of the Exchange Act.

“Full Value Award” means an Award other than in the form of an Option or SAR and which is settled by the issuance of Shares.

“Incentive Stock Option” or “ISO” means an Option intended to meet the requirements of Section 422 of the Code.

“Interpublic Company”   means any of the Company or a Subsidiary or Affiliate of the Company.

“Interpublic Policies and Procedures”   means The Interpublic Group of Companies, Inc. Standard Policies and Procedures.

“Management Incentive Compensation Performance Award” or “MICP Award” means an Award granted under Section 8 hereof and payable wholly in cash, wholly in Shares, or partly in cash and partly in Shares in accordance with the terms of the Award.

“Nonstatutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.

“Option” means the right to purchase the number of Shares specified by the Committee, at a price and during a term fixed by the Committee in accordance with the Plan and subject to any other limitations and restrictions (required by law or otherwise) as the Plan and the Committee shall impose.

“Other Stock-Based Awards” means an equity-based or equity-related Award granted under Section 7 hereof that is not otherwise described by the terms of the Plan.

“Participant” means an Eligible Employee selected by the Committee to receive an Award under the Plan.

“Performance Criteria” means earnings per share (basic or diluted), operating income, operating profit after tax, operating income growth, net operating profit, gross or operating margins, operating efficiency, revenue, revenue growth, organic revenue growth, return on equity, Share price (including, but not limited to, growth measures and total shareholder return), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before interest, taxes, depreciation, and/or amortization, net earnings or net income (before or after taxes), net sales or revenue growth, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), productivity ratios, expense targets, market share, customer satisfaction, working capital targets, economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital), or any other criteria selected by the Committee; provided that any such other criteria shall not apply to an Award to a “covered employee” within the meaning of Section 162(m)(3) of the Code. Performance Criteria may relate to the performance of (a) the Company, (b) a Subsidiary, (c) an Affiliate, (d) a division or unit of the Company, any Subsidiary, or any Affiliate, (e) an office, group of agencies, or all or part of any agency system, (f) the Participant, or (g) any combination of the foregoing, as measured either in absolute terms or in comparison with the performance of other companies.

“Performance Period” means a period during which an Award of Performance Shares or Performance Units is subject to forfeiture. The Performance Period that applies to an Award made to a Participant may overlap or coincide with the Performance Period that applies to another Award made to that Participant. The duration of a Performance Period shall not be less than one year.

“Performance Shares” or “Performance Units” means any Award of a contractual right granted under Section 7 hereof to receive Shares or cash that becomes vested upon the attainment, in whole or in part, of performance objectives determined by the Committee.

“Plan” means The Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan, set forth herein, and as it may be amended from time to time.

“Plan Year” means the calendar year.

“Prior Plan” means The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan, The Interpublic Group of Companies, Inc. 2002 Performance Incentive Plan, The Interpublic Group of Companies, Inc. 1997 Performance Incentive Plan and The Interpublic Group of Companies, Inc. 1996 Performance Incentive Plan.

“Restricted Period” means a period during which an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture. The Restricted Period that applies to an Award made to a Participant may overlap or coincide with the Restricted Period that applies to another Award made to that Participant. The duration of a Restricted Period shall not be less than one year; provided that a Restricted Period may terminate before the expiration of one year, pursuant to Section 10 hereof, in connection with a Participant’s Termination of Employment due to Retirement, death, or Disability or, pursuant to Section 11(d) hereof, by reason of a Change of Control.

“Restricted Stock” means any Award of Common Stock granted under Section 6 hereof that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of conditions established by the Committee.

“Restricted Stock Unit” means any Award of a contractual right granted under Section 6 hereof to receive an amount (payable in cash or Shares, as determined by the Committee) that is based on the fair market value of a Share and that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of conditions established by the Committee.

“Retirement” means, except as otherwise set forth in an Award Agreement, a Participant’s Termination of Employment for a reason other than Cause (as determined by the Company) if, at the time of such Termination of Employment the Participant is eligible for retirement as approved by the Company.

“Shares” means shares of Common Stock.

“Stock Appreciation Right” or “SAR” means the right, denominated in Shares, to receive, upon surrender of the right, in whole or in part, but without payment, an amount (payable in Shares, in cash, or a combination thereof as the Committee shall determine) that does not exceed the excess of the fair market value of the Shares on the date of exercise over the grant price for the number of Shares for which the stock appreciation right is exercised, subject to any other limitations and restrictions (required by law or otherwise) as the Plan and the Committee shall impose.

“Subsidiary” means a subsidiary of the Company that meets the definition of a “subsidiary corporation” in Section 424(f) of the Code.

“Termination of Employment” means a Participant’s termination of employment with the Company and its Affiliates. Unless otherwise set forth in the Plan or an Award Agreement, a Participant’s Termination of Employment shall be deemed to occur on the date the Participant is withdrawn from the payroll of the Company or Affiliate, as applicable.

Section 3.   Administration.

(a)   The Committee. The Plan shall be administered by a committee (the “Committee”) that satisfies the requirements of Rule 16b-3 under the Exchange Act. Members of the Committee shall be appointed by and shall serve at the pleasure of the Board. No member of the Committee shall be eligible to receive an Award under the Plan.

(b)   Committee Powers. The Committee shall have and may exercise all of the powers granted to it by the provisions of the Plan. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations, and procedures as it deems advisable for the conduct of its affairs, and may appoint one of its members to be its chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall have full authority to direct the proper officers of the Company to issue or transfer Shares pursuant to the issuance or exercise of an Award under the Plan.

(c)   Committee Action. The Committee may act at a duly called meeting by the vote of a majority of its members or without a meeting by unanimous written consent. The decisions of the Committee shall be final and binding unless otherwise determined by the Board. Each member of the Committee and each member of the Board shall be without liability, to the fullest extent permitted by law, for any action taken or determination made in good faith in connection with the Plan.

(d)   Awards. Subject to the provisions of the Plan, the Committee shall have the authority to grant the following Awards:

(1)   Options and SARs,

(2)   Restricted Stock,

(3)   Restricted Stock Units,

(4)   Performance Shares, Performance Units, and Other Stock-Based Awards,

(5)   Management Incentive Compensation Performance Awards, and

(6)   Shares in Lieu of Cash

(e)   Participants. Subject to the provisions of the Plan, the Committee shall have the authority to designate the Eligible Employees who shall receive Awards and to determine the nature and size of the Award that an Eligible Employee shall receive.

(f)    Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, remedy any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry out the intent of the Plan and such Award.

(g)   Delegation. If the Committee deems it advisable, the Committee may delegate its authority under this Section 3 to one or more of its members or to one or more persons other than its members to the extent permitted by applicable law, except that no such delegation shall be permitted with respect to the participation in the Plan of persons who are subject to Section 16 of the Exchange Act. Any person to whom the Committee delegates its authority under this Section 3 may receive Awards only if the Awards are granted directly by the Committee without delegation.

Section 4.   Shares Available for Awards.

(a)   Basic Limitations. Subject to the provisions of subsections (b) through (f) of this Section 4, the number of Shares available for grant to Participants under the Plan (the “Share Authorization”) shall be:

(1)   33,000,000 Shares for grant of Full Value Awards and 6,000,000 Shares for grant of Options and SARs, plus

(2)   the sum of

(A)  the number of Shares available for grant under the Prior Plans as of the effective date of the Plan (as specified by Section 11(q) hereof),

(B)   the number of Shares that, as of such effective date, are subject to outstanding awards under the Prior Plans and that, on or after such effective date, cease to be subject to such awards for any reason other than by reason of exercise or settlement of such awards to the extent such awards are exercised for or settled in Shares; provided that any such Shares that were the subject of Options or SARs shall be available for grant only as the subject of Options or SARs and any such Shares that were the subject of Full Value Awards shall be available for grant only as the subject of Full Value Awards, and

(C)   the number of Shares that Participants tender or have withheld (i) in payment of all or part of the option price under an Option granted under the Plan or a prior plan or (ii) in satisfaction of withholding tax obligations in connection with an Award under the Plan or a Prior Plan.

(b)   Aggregate Limitation on ISOs. Subject to the adjustment provisions in Section 4(e) hereof, in any Plan Year, ISOs may be granted with respect to no more than 200,000 Shares.

(c)   Individual Limitation on Options and SARs. Subject to the adjustment provisions in Section 4(e) hereof, in any Plan Year, an individual Participant may not receive Options and SARs with respect to more than 500,000 Shares.

(d)   Shares Available for Issuance. The number of Shares covered by an Award shall count against any limitation on the number of Shares available for award under the Plan only to the extent that such Shares are actually issued. However, the full number of Shares with respect to which SARs are settled by the issuance of Shares shall count against the number of Shares available for grant under the Plan, regardless of the number of Shares actually issued upon settlement of such SARs. Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan; provided that any such Shares that were the subject of Options or SARs shall be available for grant only as the subject of Options or SARs and any such Shares that were the subject of Full Value Awards shall be available for grant only as the subject of Full Value Awards. The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares.

(e)   Adjustment for Corporate Transactions. If the Committee determines that any Corporate Transaction affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Plan, the Committee may, in such manner as the Committee deems equitable, adjust any or all of

(1)   the number and kind of shares that thereafter may be made the subject of Awards,

(2)   the number and kinds of shares that are subject to outstanding Awards, and

(3)   the grant, exercise, or conversion price with respect  to any of the foregoing.

Any shares received as a result of a Corporate Transaction affecting Restricted Stock shall have the same status, be subject to the same restrictions, and bear the same legend as the Restricted Stock with respect to which the shares were issued. Additionally, the Committee may make provisions for a cash payment to a Participant or other person holding an outstanding Award. However, the number of shares subject to any Award shall always be a whole number.

(f)    Acquisitions. Any Shares underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company, a Subsidiary, or an Affiliate or with which the Company, a Subsidiary, or an Affiliate combines, shall not, unless required by law or regulation, count against the Shares available for Awards under the Plan.

Section 5.   Stock Options and SARs.

(a)   Grant. The Committee shall have the authority to grant Incentive Stock Options, Nonstatutory Stock Options, and SARs; provided that Incentive Stock Options may not be granted to any Eligible Employee who is not an employee of the Company or one of its Subsidiaries at the time of grant. However, the Committee shall not have the authority to grant “reload” Options (i.e., Options that are automatically granted to an optionee when the optionee uses Shares to pay the exercise price, or to satisfy withholding tax obligations associated with the exercise, of previously granted Options).

(b)   Exercise Price and Grant Price. The Committee shall establish the exercise price at the time each Option is granted and the grant price at the time each SAR is granted, which price shall not be less than 100% of the fair market value of the Shares subject to the Option or SAR on the date of grant. Except as provided in Section 4(e) hereof, the Committee may not reprice Options or SARs without the approval of the Company’s shareholders.

(c)   Exercise. Each Option and SAR shall be exercised at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter; provided that unless the Option or SAR becomes vested earlier pursuant to Section 10 or 11(d) hereof, an Option or SAR may not be exercised in whole or in part during the twelve-month period commencing with the date on which the Option or SAR was granted. The Committee may impose such conditions on the exercise of Options and SARs as it determines to be appropriate, including, without limitation, conditions relating to the application of federal or state securities laws. No Shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price of an Option may be made in cash or, if and to the extent permitted by the Committee, by exchanging Shares owned (without restriction for a period of at least six months), or the ownership of which is attested to, by the optionee (which are not the subject of any pledge or other security interest and which are fully vested), or by a combination of the foregoing, provided that the combined value of all cash and the fair market value of any Shares tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price. The Committee may not, however, authorize a loan to an optionee to assist the optionee in making payment of the exercise price under an Option or in meeting the optionee’s tax obligations associated with the exercise of an Option.

(d)   Term. An Option or SAR shall be exercisable for a term determined by the Committee, which shall not be longer than ten years from the date on which the Option or SAR is granted.

(e)   Termination of Employment other than for Cause. Unless otherwise set forth in an Award Agreement, an Option or SAR shall be exercisable following a Participant’s Termination of Employment other than for Cause to the extent determined pursuant to Sections 10 and 11(d) hereof, provided that:

(1)   If (A) the Participant’s age as of his Termination of Employment is 55 or older, (B) the Participant completed 10 or more years of service with the Company and its Affiliates, and (C) the Participant’s Termination of Employment is not due to the Participant’s death or Disability, the Participant (or, following the Participant’s death, the Participant’s beneficiary or personal representative) may exercise any Option or SAR held by the Participant at the time of his Termination of Employment, to the extent such Option or SAR is vested in accordance with the terms of the Option or SAR and Sections 10 and 11(d) hereof, for a period of three years following such Termination of Employment (but not after the date the Option or SAR otherwise expires).

(2)   If the Participant’s Termination of Employment is due to the Participant’s death, any Option or SAR held becomes vested and the Participant’s beneficiary or personal representative may exercise them at time of such Termination of Employment, for a period of one year following such Termination of Employment (but not after the date the Option or SAR otherwise expires). If the Participant’s Termination of Employment is due to the Participant’s Disability, the participant may exercise them to the extent such Option or SAR is vested (continuing with original vesting schedule for unvested Options or SARs) in accordance with the terms of the Option or SAR and Sections 10 and 11(d) hereof, for a period of one year following such Termination of Employment or vesting date for Options or SARs not vested at the time for Termination of Employment (but not after the date the Option or SAR otherwise expires).

(3)   If the Participant’s Termination of Employment is due to any reason (other than for Cause) not described in Section 5(e)(1) or (2) hereof, the Participant (or, following the Participant’s death, the Participant’s beneficiary or personal representative) may exercise any Option or SAR held by the Participant at the time of such Termination of Employment, to the extent such Option or SAR is vested in accordance with the terms of the Option or SAR and Sections 10 and 11(d) hereof, for a period of three months following such Termination of Employment (but not after the date the Option or SAR otherwise expires).

Section 6.   Restricted Stock and Restricted Stock Units.

(a)   Grant. The Committee shall have the authority to determine the number of Shares of Restricted Stock and the number of Restricted Stock Units to be granted to a Participant and the other terms and conditions applicable to such Restricted Stock and Restricted Stock Units, including the vesting of such Shares upon the completion of a period of employment designated by the Committee. In addition, as provided in Section 6(e) hereof, the Committee shall have the authority to make the vesting of all or part of an Award of Restricted Stock or Restricted Stock Units contingent on the achievement of performance objectives specified by the Committee. Payment (if any) with respect to a Restricted Stock Unit shall be made as soon as administratively practicable after the conclusion of the applicable Restricted Period. Each Award of Restricted Stock or Restricted Stock Units shall be subject to the following terms and conditions, and to such additional terms and conditions as the Committee shall deem appropriate; provided that none of these additional terms and conditions shall be more favorable to a Participant than the terms and conditions set forth herein.

(b)   Rights of Participant. A Participant to whom Shares of Restricted Stock has been granted shall have absolute ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject to the terms, conditions, and restrictions described in the Plan and in the Award. A Participant to whom Restricted Stock Units have been granted shall have no ownership interest in the Shares to which such Restricted Stock Units relate until and unless payment with respect to such Restricted Stock Units is actually made in Shares.

(c)   Restrictions. Until the restrictions applicable to Restricted Stock shall lapse, the Restricted Stock shall be subject to the following conditions:

(1)   Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of; and

(2)   if the Participant ceases to be an Employee for any reason, except as provided in Sections 10 and 11(d) hereof, any Restricted Stock that had been delivered to, or held in custody for, the Participant shall be returned to the Company forthwith, accompanied by any instrument of transfer requested by the Company, and all of the rights of the Participant with respect to such Shares shall immediately terminate without any payment of consideration by the Company.

Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of at any time. Until the restrictions applicable to Restricted Stock Units shall lapse, if the Participant ceases to be an Employee for any reason, except as provided in Sections 10 and 11(d) hereof, such Restricted Stock Units shall be immediately forfeited, and all of the rights of the Participant with respect to such Restricted Stock Units shall immediately terminate without any payment of consideration by the Company.

(d)   Lapse of Restrictions. Unless the Restricted Stock or Restricted Stock Unit vests earlier pursuant to Section 10 or 11(d) hereof, the restrictions set forth in Section 6(c) hereof shall lapse at the end of the Restricted Period.

(e)   Performance-Based Grants. The Committee may make either the grant or the vesting of Awards of Restricted Stock and Restricted Stock Units contingent on the achievement of performance objectives relating to one or more of the Performance Criteria during a Plan Year or during the Restricted Period. If the performance objective or objectives specified by the Committee are satisfied, the Award shall be granted or become vested, as the case may be, but the restrictions imposed by Section 6(c) hereof shall apply to the Award until the end of the Restricted Period designated by the Committee. If the performance objectives specified by the Committee are not satisfied, the Award shall not be granted or become vested, as the case may be. Partial achievement of such performance objectives may result in the grant or vesting of a portion of the Award corresponding to the degree of achievement.

(f)    Maximum Annual Performance-Based Award. In any Plan Year, subject to the adjustment provision in Section 4(e) hereof, an individual Participant may not be granted performance-based Awards of Restricted Stock and Restricted Stock Units in accordance with Section 6(e) hereof relating to more than 500,000 Shares in the aggregate.

(g)   Agreement by Participant Regarding Withholding Taxes. Each Participant who receives Restricted Stock shall agree that, subject to the provisions of Section 6(c) hereof:

(1)   no later than the date of the lapse of the restrictions applicable to the Restricted Stock, the Participant will pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to the Restricted Stock, and

(2)   the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any taxes of any kind required by law to be withheld with respect to the Restricted Stock. A Participant may irrevocably elect to have any withholding tax obligation satisfied by:

(A)  having the Company withhold shares otherwise deliverable to the Participant in connection with the Award of Restricted Stock, or

(B)  delivering to the Company such Restricted Stock or delivering to the Company other Shares; provided that the Committee may, in its sole discretion, disapprove any such election.

(h)   Election to Recognize Gross Income in Year of Grant. If a Participant properly elects, within 30 days of the date of grant of Restricted Stock, to include in gross income for federal income tax purposes an amount equal to the fair market value of the Shares awarded on the date of grant, he shall make arrangements satisfactory to the Committee to pay in the year of such grant any taxes required to be withheld with respect to such Shares. If he fails to make the payments, the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any taxes of any kind required by law to be withheld with respect to the Shares.

(i)    Interpretation. Notwithstanding any other provision of this Section 6 to the contrary, if the Committee’s authority to exercise any discretionary authority under this Section 6 with respect to a performance-based Award of Restricted Stock or Restricted Stock Units granted in accordance with Section 6(e) hereof would cause such Award to fail to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall not be entitled to exercise such discretion with respect to that Award. For example, in the case of such an Award, the Committee may not exercise discretion to increase the size of the Award that is contingent upon the attainment of one or more designated performance objectives.

(j)    Foreign Laws. Notwithstanding any provisions of the Plan to the contrary, if Restricted Stock is to be awarded to a Participant who is subject to the laws, including but not limited to the tax laws, of any country other than the United States, the Committee may, in its discretion, direct the Company to sell, assign, or otherwise transfer the Restricted Stock to a trust or other entity or arrangement, rather than grant the Restricted Stock directly to the Participant.

Section 7.   Performance Shares, Performance Units, and Other Stock-Based Awards.

(a)   Grant. The Committee shall have the authority to determine the number of Performance Shares, Performance Units, and Other-Stock-Based Awards to be granted to a Participant and the other terms and conditions of such Awards. The Performance Shares and Performance Units shall become vested upon the determination by the Committee that the performance objectives established by the Committee for the Performance Shares or Performance Units have been attained, in whole or in part. Payment (if any) with respect to a Performance Share or Performance Unit shall be made as soon as administratively practicable after the conclusion of the applicable Performance Period.

(b)   Performance Objectives. The performance objectives shall relate to the achievement of performance objectives relating to one or more of the Performance Criteria. Partial achievement of the objective(s) may result in a payment corresponding to the degree of achievement.

(c)   Maximum Payment. Subject to the adjustment provision in Section 4(e) hereof, the maximum that may be paid to any Participant in respect of Awards of Performance Shares and Performance Units and Other Stock-Based Awards for a three-year Performance Period shall be 500,000 shares. Payment may be made in cash, in Shares, or both, as determined by the Committee; for purposes of calculating the amount of any payment, the value of Shares shall be determined on the vesting or payout date, as applicable.

(d)   Termination of Employment. Unless otherwise set forth in an Award Agreement, the rights of a Participant with respect to an Award of Performance Shares or Performance Units or an Other Stock-Based Award that is outstanding at the time of a Participant’s Termination of Employment shall be governed by Sections 10 and 11(d) hereof.

(e)   Interpretation. Notwithstanding any other provision of this Section 7 to the contrary, if an Award of Performance Shares or Performance Units or an Other Stock-Based Award is intended at the time of grant to be “other performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and if the Committee’s authority to exercise any discretion under this Section 7 with respect to the Award would cause the Award to fail to qualify as “other performance-based compensation,” the Committee shall not be entitled to exercise such discretion with respect to that Award. For example, in the case of such an Award, the Committee may not exercise discretion to increase the amount otherwise due upon the attainment of one or more designated performance objectives.

Section 8.   Management Incentive Compensation Performance Awards.

(a)   MICP Awards. The Committee may, in its sole discretion, grant MICP Awards with respect to a full or partial Plan Year.

(b)   Determination of MICP Amounts. The amount of an MICP Award shall be determined by the Committee and shall be contingent upon the achievement of performance objectives relating to one or more of the Performance Criteria determined by the Committee. Partial achievement of such performance objective(s) may result in an Award corresponding to the degree of achievement. The Committee may, however, authorize payment of less than the amount corresponding to the degree of achievement of such performance objectives.

(c)   Maximum Individual MICP Awards. The maximum individual MICP Award permitted, with respect to any Plan Year, is $5,000,000; provided that if an MICP Award is granted with respect to a partial Plan Year, the $5,000,000 limit shall be prorated to reflect the length of the period for which the MICP Award is granted.

(d)   Form and Timing of MICP Awards. The Committee shall be responsible for determining the form and timing of MICP Awards under the Plan. In its discretion, the Committee may make any Award wholly in cash, wholly in Shares, or partly in cash and partly in Shares. For purposes of Section 8(a) hereof, any Shares awarded under this Section 8 shall be valued by using the average closing price of the Shares on the New York Stock Exchange on the last ten trading days of the calendar month preceding the month in which the Shares are awarded. Individual MICP Awards shall be paid on a current basis except that, in any instance, the Committee may direct that up to 75% of an individual’s Award be paid on a deferred basis subject to such terms and conditions as the Committee may prescribe. MICP Awards shall normally be made as soon as possible after the end of each Plan Year.

Section 9.   Shares in Lieu of Cash.

The Committee may grant Awards of Shares in lieu of all or part of any compensation otherwise payable in cash to an Eligible Employee by the Company or any Subsidiary or Affiliate. If Shares are issued in lieu of cash, the number of Shares to be issued shall be equal to the number of whole Shares that have an aggregate fair market value (determined on the date the cash otherwise would have been payable) equal to or less than the amount of such cash.

Section 10.   Termination of Employment.

(a)   Termination other than for Cause. If the Participant incurs a Termination of Employment for any reason other than for Cause, the Participant (or, following the Participant’s death, the Participant’s beneficiary or personal representative) shall be vested only in the portion of the Award (if any) in which the Participant was vested immediately before the Participant’s Termination of Employment except to the extent that the Committee in its sole discretion determines otherwise. Notwithstanding the preceding sentence, and subject to Section 11(d) hereof and the terms set forth in an Award Agreement, the Committee may not determine that an Award shall be vested before the first anniversary of the date on which the Award was granted unless the Participant’s Termination of Employment was due to Retirement, death, or Disability.

(b)   Termination for Cause. If a Participant incurs a Termination of Employment for Cause, then all outstanding Awards will immediately be cancelled, except as the Committee may otherwise provide in the Award Agreement.

Section 11.   General Provisions.

(a)   Awards. Each Award hereunder shall be evidenced in writing. The written terms of the Award shall be delivered to the Participant and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

(b)   Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under the Plan or otherwise) any taxes required by law to be withheld in respect of Awards under the Plan. In the case of any Award satisfied in the form of Common Stock, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any withholding tax obligations applicable with respect to such Award. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

(c)   Nontransferability. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant’s immediate family or to a trust, partnership, corporation, or similar vehicle the parties in interest in which are limited to the Participant and members of the Participant’s immediate family (collectively, the “Permitted Transferees”), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, the Permitted Transferees.

(d)   Change of Control. Unless the Board determines otherwise as provided in an Award Agreement, upon the occurrence of a Change of Control, all Awards then outstanding shall immediately become fully vested and any performance-based awards and MICP awards granted under Sections 7 and 8 hereof will pay at the maximum level set forth in the applicable Award Agreement.

(e)   No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, any Subsidiary or any Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement.

(f)    No Rights to Awards; No Shareholder Rights. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity of treatment of Participants and Eligible Employees. Subject to the provisions of the Plan and the applicable Award, no person shall have any rights as a shareholder with respect to any Shares of Common Stock to be issued under the Plan prior to the issuance thereof.

(g)   Foreign Benefits. The Committee may grant Awards to Eligible Employees of the Company and its Subsidiaries and Affiliates who reside in jurisdictions outside the United States. The Committee may adopt such supplements to the Plan as may be necessary to comply with applicable laws of such jurisdictions and to afford participants favorable treatment under such laws; provided that no Award shall be granted under any such supplement on the basis of terms or conditions that are inconsistent with provisions of the Plan.

(h)   Amendment of Plan. The Board or the Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided that no amendment shall be made without shareholder approval if (1) shareholder approval is required by law, regulation, or securities exchange listing requirement or (2) if the amendment would increase the number of Shares available for Awards under the Plan, except pursuant to Section 4(e) hereof. Without the written consent of an affected Participant, no termination, suspension, or modification of the Plan shall adversely affect any right of such Participant under the terms of an Award granted before the date of such termination, suspension, or modification.

(i)    Application of Proceeds. The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

(j)    Compliance with Legal and Exchange Requirements. The Plan, the grant and exercise of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the grant and exercise of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or otherwise to sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or stock issuable thereunder) that shall lapse because of such postponement.

(k)   Deferrals. The Committee may postpone the exercise of Awards, the issuance or delivery of Shares, the payment of cash under any Award, or any action permitted under the Plan to prevent the Company or any of its Subsidiaries or Affiliates from being denied an income tax benefit with respect to any Award. The Committee also may establish rules under which a Participant may elect to postpone receipt of Shares or cash under any Award.

(l)    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(m)  Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board, the Company, and all other parties with respect thereto.

(n)   Rules of Construction. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted.

(o)   Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(p)   Applicable Law. The validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York (without regard to its rules regarding choice of law).

(q)   Effective Date. The Plan shall become effective on the date the Plan is approved by the Company’s shareholders. No Awards may be granted under the Plan after the annual meeting of the Company’s shareholders in 2012; provided that any Awards granted before such annual meeting shall continue in effect thereafter in accordance with the terms of the Awards and the Plan. Upon shareholder approval of the Plan, no awards may be made under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan.

FORM OF PROXY

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, May 25, 2006

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 25, 2006 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSALS 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

(Continued, and to be marked, dated and signed, on the other side)

^ Detach here from proxy voting card. ^

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE ☒

THE INTERPUBLIC GROUP OF COMPANIES, INC. ANNUAL MEETING OF STOCKHOLDERS

May 25, 2006

9:30 A.M.

MCGRAW HILL BUILDING, 1221 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 and 3, AGAINST PROPOSALS 4 and 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

Mark Here for Address Change or Comments	☐

1. Election of Directors
Nominees: 01. Frank J. Borelli 02. Reginald K. Brack 03. Jill M. Considine 04. Richard A. Goldstein	05. H. John Greeniaus 06. Michael I. Roth 07. J. Phillip Samper 08. David M. Thomas	FOR ☐	AGAINST FOR ALL ☐	If you plan to attend the Annual Meeting please mark the WILL ATTEND box.	WILL ATTEND ☐
For, except vote against for the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4 AND 5
		FOR	AGAINST	ABSTAIN
ITEM 2	Approval of The Interpublic Group of Companies Performance Incentive Plan (2006)	☐	☐	☐
ITEM 3	Confirmation of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006	☐	☐	☐
ITEM 4	Approval of Proposed Stockholder Proposal on Separation of Chairman and CEO	☐	☐	☐
ITEM 5	Approval of Proposed Stockholder Proposal on Recoupment of Unearned Management Bonuses	☐	☐	☐

Signature	Signature	Date

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ Detach here from proxy voting card. ^

Vote by Internet, Telephone, or Mail

24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

INTERNET http://www.eproxy.com/ipg	OR	TELEPHONE 1-800-435-6710	OR	MAIL
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the postage-paid envelope.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at: http://www.Interpublic.com